An offering statement pursuant to Regulation A (17 CFR 230.251, et seq.) relating to the securities described herein (the “Securities”) has been filed with the U.S. Securities and Exchange Commission. Information contained in this preliminary offering circular (the “Preliminary Offering Circular”) is subject to completion or amendment. The Securities may not be sold nor may offers to buy be accepted before the Offering Statement is qualified. This Preliminary Offering Circular will not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of the Securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The issuer of the Securities may elect to satisfy its obligation to deliver a final offering circular (“Final Offering Circular”) by sending you a notice within two business days after the completion of its sale to you that contains the uniform resource locator where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular (Subject to Completion)	April 29, 2025

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

ITEM 1.

COVER PAGE OF PRELIMINARY OFFERING CIRCULAR

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the date as of which the Offering Statement has been qualified by the Commission

PowerLink Digital Partners I, Inc.

500 7th Avenue, New York, NY 10018

(215) 669-4134

Powerlinkdigitalpartners.com

(the contents of which do not constitute part of this Offering Circular)

Up to 2,500,000 Shares of Common Stock

Aggregate Offering Amount: $15,300,000

 Minimum Investment: $2,004.00

PowerLink Digital Partners I, Inc., a Nevada corporation (“we,” “us,” “our,” or the “Company”), is conducting a Regulation A Tier 2 offering (this “Offering”) of shares, par value $0.001 per share, of our Common Stock (each, a “Share”), subject to the conditions set forth in “Securities Being Offered.” The Company is offering up to 2,500,000 Shares to be sold at $6 per Share (the “Offering Price”). The minimum purchase per investor is $2,004 (334 Shares).

No investor will be entitled to a fractional Share. If the purchase price paid, divided by the Offering Price, results in a number of Shares that is not a whole number, the number of Shares to which the investor is entitled will be rounded down to the nearest whole number.

Investors will be required to pay an investor processing fee of 2.0% of their investment amount (such fee, the “Investor Processing Fee”) to the Company at the time of their subscription to help offset the Company’s costs in connection with the Offering. Therefore, the price per Share plus the Investor Processing Fee which each investor is paying to the Company is effectively $6.12. This Investor Processing Fee is included in the amount to be raised in the Offering. The Broker (as defined below) will receive a 4.5% cash commission on the total Investor Processing Fees collected by the Company from each investor. See “Plan of Distribution” for more detail.

This Offering is not conditioned on the sale of any minimum number of Shares. The Company has engaged DealMaker Securities LLC (the “Broker” or “DealMaker”), a broker-dealer registered with the Commission and admitted to membership in the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”), as broker-dealer of record, and to perform broker-dealer administrative and compliance related functions in connection with the Offering. Once the Commission has qualified the offering statement (the “Offering Statement”) related to this offering circular (this “Offering Circular”), and this Offering commences, the Broker will receive a cash commission (the “Brokerage Commission”) equal to four and a half percent (4.5%) of the cash amount raised in this Offering. The Broker will also directly receive a $25,000 advance against accountable expenses (fully refundable to the extent not actually incurred, the “Broker Advance”). In addition to fees payable to the Broker, the Broker’s affiliate, Novation Solutions Inc (O/A Dealmaker, “Novation Solutions”) will directly receive compensation for technology services totaling $34,000 (“Novation Fee”). The Novation Fee specifically includes: (a) a one-time advance of $10,000; and (b) $2,000 monthly for three months (not to exceed $6,000) for accountable expenses anticipated to be incurred, but refunded if not incurred, for the Company’s self-directed electronic roadshow (“Novation Advance”); (b) $18,000 in subscription fees, assuming the fixed maximum amount of subscription fees will be charged, assuming the maximum amount is charged). Neither the Broker Advance nor the Novation Fee is included in the aforementioned Investor Processing Fee. The maximum compensation to be paid directly to the Broker and its affiliates is $747,500 (the Brokerage Commission plus the Broker Advance and Novation Fee, which amount constitutes approximately 4.89% of the aggregate gross Offering proceeds). See “Plan of Distribution” for more details. No Company officer or director will receive commissions or any other remuneration for introductions to any selling agent in this Offering. Under no circumstances will any Company officer or director receive any portion of, or commissions based upon: (i) sales made to investors; or (ii) the Investor Processing Fee.

Investors should be advised that even if this Offering is fully subscribed, as of immediately after this Offering, investors in this Offering in the aggregate will hold approximately 3.80% of the voting power in the Company. Following the Offering, assuming full subscriptions in the Shares, the Company will be controlled by its directors and executive officers. There will be no singular post-Offering controlling shareholder (in terms of voting power). The directors and executive officers will hold approximately 78.26% of the voting power in the Company post-Offering.

If the Company rejects any subscriptions in the Offering, the associated sale proceeds will be promptly returned to the related investors, without interest. Otherwise, because the Offering is not conditioned on the sale of any minimum number of Shares, proceeds from the sale of Shares will be retained by the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION” OR “SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public (Offering)		Underwriting Discount and Commissions(1)		Proceeds to Company before Expenses(2)	Proceeds to Other Persons
Price per Share (Offering):	$6.00		$0.27		$5.35	$0
Investor Processing Fee	$0.12	(3)			$300,000
Price Per Share Plus Investor Processing Fee	$6.12
Total Maximum (with Investor Processing Fees):	$15,300,000		$747,500	(4)	$14,552,500	$0

(1)

The Shares are being offered in the Cash Offering on a “best efforts” basis through the Broker, with which the Company is a party to a Broker-Dealer Agreement (“Broker-Dealer Agreement”). For performing broker-dealer pre-offering analysis, pre-offering consulting and advisory, compliance and consulting services in connection with this Offering, the Broker will receive the Brokerage Commission. There is other compensation associated with the Broker and its affiliates as well described further in the Plan of Distribution, but in summary are one-time and monthly accountable expenses and fees. When the Company signed the Broker-Dealer Agreement, the Broker was to receive one-time payment of $25,000 advance (the “Broker Advance”) against accountable expenses anticipated to be incurred in the Cash Offering (refundable to the Company to the extent of expenses not actually incurred by the Broker). The proceeds of the Cash Offering may be deposited directly into the Company’s operating account for its immediate use, with no obligation to refund subscriptions. No escrow has been or will be established for this Offering. We may be required to indemnify the Broker and possibly other parties with respect to disclosures made in this Offering Circular. The calculated maximum offering compensation to Broker and affiliates is $747,500. See “Plan of Distribution” for details regarding the compensation payable to third-parties in connection with this Offering.

(2)

The amounts shown in “Proceeds to the Company” section reflects amounts after deducting Offering expenses. Offering expenses do not include legal, accounting, printing, and blue sky compliance fees and expenses incurred in this Offering. See “Use of Proceeds” and “Plan of Distribution” for more details.

(3)	At the time of each subscription, the investor will be required to pay the Company a 2.0% Investor Processing Fee to help offset certain transaction expenses for which the Company is required to pay or reimburse affiliates of the Broker. In the table above, the figures for “Price Per Share Plus Investor Processing Fee” and the “Total Maximum (with Transaction Fees)” assume all investors in the aggregate, in an Offering that is fully subscribed, pay the Company a total of $300,000 in Investor Processing Fees. The Broker will receive a cash commission on Investor Processing Fees. See “Plan of Distribution” for more details.
(4)	This amount consists of the Brokerage Commission, the Broker Advance, and the Novation Fee. Novation Solutions, an affiliate of the Broker, will directly receive compensation for technology services provided to the Company, which maximum amount totals $34,000 (consisting of: (a) a one time advance of $10,000; and (b) $2,000 per month for three months (not to exceed $6,000) for accountable expenses anticipated to be incurred, but refunded if not incurred, for the Company’s self-directed electronic roadshow; (b) $18,000 in subscription fees, assuming the fixed maximum amount of subscription fees will be charged. The Subscription Fee will be paid to Novation Solutions in addition to fees payable to the Broker. Neither the Broker Advance nor the Subscription Fee is included in the Investor Processing Fee.

NEITHER THE OFFERING AND SALE OF THE SHARES IN THE OFFERING HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF CERTAIN STATES. THE SHARES ARE BEING OFFERED (AND, IN THE OFFERING, SOLD) IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE LAWS. THE SHARES MAY BE SUBJECT IN VARIOUS STATES TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH STATE LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

As of the date of this Offering Circular, no public market exists for the Shares, and no such public market may ever develop. If it does, it may not be sustained. As of the date of this Offering Circular, the Shares are not traded on any exchange or on the over-the-counter market, and we can provide no assurance that they will ever be quoted on a stock exchange or a quotation service. We anticipate that proceeds from this Offering will be employed as outlined in “Use of Proceeds” and “Description of Business.” For more information on the Shares, see “Securities Being Offered.”

These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 1.

This Offering Circular follows the offering circular disclosure format of Part II of Form 1-A.

Offering Circular Dated            , 2025

Implications of being an Emerging Growth Company

As an issuer with less than $1.235 billion in total gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). This qualification will be significant if and when we become subject to the ongoing reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements analyzing how these elements compare with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements;

●	will be exempt from certain executive compensation disclosure provisions requiring a pay for performance graph and CEO pay ratio disclosure; and

●	may present only two years of financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations (or MD&A) disclosure.

We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act or until such earlier time, if any, as we no longer meet the definition of an emerging growth company. We would no longer be an emerging growth company if our revenues exceeded $1.235 billion; if we issued more than $1.0 billion in nonconvertible debt in a three-year period; or if the Company qualified as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

We do not intend to register a class of securities under Section 12 of the Exchange Act.

THIS OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART, AND ITS USE FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN THE SECURITIES IS NOT AUTHORIZED AND IS PROHIBITED.

THIS OFFERING IS SUBJECT TO WITHDRAWAL OR CANCELLATION BY THE COMPANY AT ANY TIME AND WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART NOTWITHSTANDING TENDER OF PAYMENT OR TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE NUMBER OF SECURITIES SUBSCRIBED FOR BY SUCH INVESTOR. If the Company rejects any subscriptions in the Offering, the associated sale proceeds will be promptly returned to the related investors, without interest.

THE OFFERING PRICE OF THE SHARES BEING OFFERED FOR SALE HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

ADVICE OF FORWARD-LOOKING STATEMENTS

Certain statements in this Offering Circular constitute forward-looking statements. When used in this Offering Circular, the words “may,” “will,” “should,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “expect,” “continue,” and similar expressions or the negatives thereof are generally intended to identify forward-looking statements.

These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the profitability of the business. Such statements, including the intended actions and performance objectives of the Company, involve known and unknown risks, uncertainties, and other important factors that could cause the actual results, performance, or achievements of the Company to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. No representation or warranty is made as to future performance or such forward-looking statements. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectation with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those that we anticipate and that are expressed or implied by the use of such forward-looking statements and, for many reasons, are subject to certain risks. All forward-looking statements in this Offering Circular speak only as of the date of this Offering Circular, on the basis of information available to us (taking into consideration that certain information is unknown or not available to us) as of the date hereof. We assume no obligation, except as required by law, to update any forward-looking statement or information contained in this Offering Circular.

ITEM 2.

i

ITEM 3.

SUMMARY AND RISK FACTORS

This Summary of Offering highlights information contained elsewhere in this Offering Circular and does not contain all of the information you should consider before investing in the Shares. Before making an investment decision, you should read the entire Offering Circular carefully, including the “Risk Factors” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the financial statements and the notes to the financial statements. An investment in the Shares presents substantial risks and you could lose all or substantially all of your investment. Furthermore, although the Company is offering the Shares pursuant to the Securities Act registration exemption afforded by Regulation A, the Company cannot guarantee that this Offering will not later be determined to require registration under the Securities Act and state securities laws.

Business Overview

PowerLink Digital Partners I, Inc. (the “Company,” “we,” “us” or “our”) was incorporated in Nevada on June 20, 2024 under the name “Kratos Mining Partners 1, Inc.” On June 21, 2024, we changed our name to Kratos Data Partners 1, Inc. On August 27, 2024, we changed our name to “PowerLink Digital Partners I, Inc.”

We are a tire recycling company striving to transform stranded and waste resources into sustainable energy solutions to address the rapidly growing power needs of our energy-centric economy. By harnessing innovation and environmental stewardship, we aim to reduce waste, combat climate change, and deliver renewable energy that benefits communities, businesses, and the planet.

We did not generate any revenue for the period from inception to December 31, 2024. Our net loss for the period from inception to December 31, 2024 was $164,653.00. Our auditor, Assurance Dimensions, LLC, has issued an opinion disclosing substantial doubt about our ability to continue as a going concern.

Our ability to generate revenue is completely dependent upon construction and commercial deployment of the tire digestors set forth below, and we cannot build any of these digestors if we do not receive sufficient funds, either from this Offering or in combination with funds from external sources (as applicable for each digestor described below). We cannot assure that we will ever raise sufficient proceeds to accomplish any of the material steps needed for development of the below digestors. As of the date of this Offering Circular, none of the digestors described below have been commercially deployed. All of the business plans described below are anticipatory and we cannot assure that we will materialize any of them. Additionally, we will not be able to further develop current technological capabilities described below if we do not receive sufficient funds from this Offering. Investors should be aware that in purchasing the Shares, they are investing into a business that has yet not generated any revenue and is completely reliant on obtaining funding to continue as a going concern. Please carefully review the “Risk Factors” subsection below for material risks pertaining to our business before making an investment decision.

Our Technology

We are currently at an early stage of development of our proprietary tire recycling technology, which we envision at the end stage (assuming sufficient funding from this Offering) will exist in the form of a commercial warehouse digestor capable of breaking down waste tires into revenue-generating propane, diesel, and rubber composites. We are currently searching for commercially zoned property in Phoenix, Arizona which we can lease to build our first commercial warehouse digestor (the “Phoenix Digestor”). We expect this search will take ninety (90) days from the date of this Offering Circular. We estimate that the Phoenix Digestor, complete with both a smaller and larger reactor dryer systems from GEMCO (as described below), will cost approximately $2.5 million to build (as further described below). We will need to raise at least $600,000 in proceeds from this Offering to commence construction of the Phoenix Digestor featuring only the smaller dryer system from GEMCO (as described below).

Current Technological Capabilities

We previously developed a warehouse digestor prototype based on a hydrocarbon digestor constructed by Hy-Poly Recycling LLC (“Hy-Poly,” and such hydrocarbon digestor, the “Hy-Poly Digestor”). Hy-Poly developed the Hy-Poly Digestor based on two USPTO-issued patents (the “Patents”) (US Patent No. 7,626,062 B2 (System and Method for Recycling Plastics) and 7,892,500 B2 (Method and System for Recycling Plastics), which Patents were previously assigned from their original owner to Hy-Poly. The Hy-Poly Digestor involves adding shredded waste tires to a reaction fluid and catalyst within a stationary, vertical grain-like tower which is the reactor. Within this reactor, contents are heated and this closed system allows for the recovery of propane, diesel, and rubber composites through a low-temperature pyrolytic, thermo-chemical process. We acquired the exclusive worldwide exploitation rights to practice and utilize the Hy-Poly Digestor and all Product Rights (as defined below) relating to the Hy-Poly Digestor pursuant to that certain Exclusive Licensing Agreement between Hy-Poly and the Company entered into on August 31, 2024 (the “Hy-Poly License Agreement”). As consideration for this acquisition, the Company agreed to pay Hy-Poly ongoing royalties in the amount of 5% of the Company’s net operating income, such royalty subject to a maximum of $10 million per year. If and after the Company pays more than $10 million in a year, the royalty amount will be 1% of the Company’s net operating income. These royalty payments are due within 30 days after the end of each of the Company’s fiscal quarters, beginning on January 1, 2025. Based on projected revenues, we expect to begin generating positive net operating income within thirty (30) days of commercial deployment of the Phoenix Digestor, or November of 2025. The Hy-Poly License Agreement is filed herein as Exhibit 6.2.

“Product Rights” means all rights title, and interest in and to certain inventions, technology, know-how, patents, and all intellectual property rights and rights that can be legally protected relating to the Hy-Poly Digestor.

The warehouse digestor prototype we developed was based on the Hy-Poly Digestor but included additional hardware components. After building this prototype, we conducted and concluded initial bench tests in September of 2024. These tests demonstrated that our prototype was indeed capable of digesting waste tires and producing propane, diesel, and rubber composites. After, we spoke with industry experts to develop blueprints for a commercial warehouse digestor based on this prototype, which blueprints we have since foregone. We initially expected a 12 to 18-month timeframe needed to build and commercialize this warehouse digestor.

Later, we discovered an industrial tumble vacuum dryer system currently offered by GEMCO, a New Jersey-based industrial machine company, which we believe can significantly decrease the amount of time it would take us to develop a commercialized warehouse digestor. We plan to first purchase a smaller sized tumble vacuum dryer system offered by GEMCO, which will cost approximately $600,000 (such smaller dryer system, the “GEMCO System”). If we adopt the GEMCO System, we will forego the aforementioned warehouse digestor prototype. The GEMCO System involves an externally heated and non-stationary reaction system, in contrast to the internally heated stationary system of our warehouse digestor prototype. As with the prototype, a catalyst is still added to the reaction system prior to tire degeneration. The GEMCO System is already manufactured and ready for installation upon delivery. Even if we adopt the GEMCO System, forego the aforementioned prototype and no longer use the product rights Hy-Poly granted to us in the Hy-Poly License Agreement, we are still required to pay to Hy-Poly the royalties set forth therein because the GEMCO System falls within one or more of the claims within the Patents; however, the license granted to us under the Hy-Poly Licensing Agreement permits us to operate the GEMCO System, together with integration of the low-temperature thermochemical process without infringing on the Patents.

An affiliate of GEMCO, Advanced Powder Solutions, will allow us to conduct efficacy tests in which the GEMCO System is integrated with low-temperature pyrolysis to demonstrate that waste tires can break down into diesel, propane, and rubber composites. We plan to initiate the efficacy tests in May of 2025. We have entered into an agreement (“APS Trial Agreement”) with Advanced Powder Solutions providing for these tests. The APS Trial Agreement is filed herein as Exhibit 6.3. Under the APS Trial Agreement, Advanced Powder Solutions will permit the Company to use its material, blending facility, the GEMCO System, and personnel to blend, as a service (“collectively, the APS Services”), pre-shredded tires with a catalyst and a low-temperature pyrolytic process. Such pre-shredded tires will be blended within the GEMCO System. As consideration for the APS Services, Advanced Powder Solutions will charge us a fixed fee of $9,250. This fee will be advanced by Trend Discovery, LP, an investment fund of which our Chief Executive Officer and Director, William B. Hoagland, is the supermajority owner. If we need additional overtime for the APS Services, the Company will be charged overtime rates. However, the Company does not currently anticipate that it will require overtime APS Services. As of the date of this Offering Circular, the GEMCO System, when integrated with the low-temperature pyrolytic process, has not yet demonstrated efficacy.

Future Technological Capabilities

Phoenix Digestor

If we obtain desired results from the above efficacy tests, and assuming we raise at least $600,000 in proceeds from this Offering, we will purchase the GEMCO System. We anticipate the GEMCO System will be delivered within one month of purchase. Following delivery, we will install the GEMCO System and use it to undergo the low-temperature pyrolytic process which breaks down shredded waste tires into propane, diesel, and rubber composites. We anticipate taking two additional months after installation to further refine the Phoenix Digestor and assess the thermo-chemical processing parameters to optimize the yield of propane, diesel, and rubber. We will conduct laboratory tests and fuel specification analyses during this two-month period for refinement. The goal of such refinement is to yield the highest quality and volume of products so that we can demand the best prices from potential customers.

Assuming we obtain sufficient funding of $600,000 from this Offering in July of 2025, we expect the Phoenix Digestor to be ready for commercial use to generate revenue-producing propane, diesel, and rubber composites in October of 2025. We also anticipate spending approximately $600,000 per year on overhead costs (lease payments, electricity, hiring of personnel, etc.) for operation of the Phoenix Digestor. However, we believe we can fund these overhead costs with revenue generated by selling propane, diesel, and rubber composites, which revenue we anticipate receiving shortly after beginning sales, due to the highly marketable nature of such composites. Therefore, we do not believe we need to raise sufficient proceeds for overhead costs for the Phoenix Digestor (in addition to the $600,000 needed to purchase the GEMCO System) in order to commence commercial operations. We also anticipate that should we need to make short-term payments for overhead costs prior to generating revenue, such payments can be made with funds advanced by Trend Discovery, LP our Chief Executive Officer and Director, William B. Hoagland, with no consideration required from the Company. In the operation of the Phoenix Digestor, we anticipate needing to spend approximately $20,000 on the catalyst to initiate the thermochemical recycling process and de minimis fees for waste tire supplies. These small sums are already factored into the operational expense category in the “Use of Proceeds” section, but need not be raised in this Offering order to commence commercial operations of the Phoenix Digestor. As with overhead costs, we expect funds for catalysts and waste tire supplies to be advanced by Trend Discovery, LP.

Based on projected revenues, we anticipate being able to generate positive net income in November of 2025 from commercialization of the Phoenix Digestor. Once we commence operations of the Phoenix Digestor, we plan to generate revenue from three sources based on the products recovered:

(i)	Propane. The propane recovered during the tire digestion process can be sold to industrial energy users and gas utility companies, presenting a lower-carbon alternative to conventional fossil fuels. Such propane is expected to generate profit margins of approximately 15-20% per ton.

(i)	Diesel. The diesel extracted from the tires is a valuable byproduct, with multiple uses in transportation and heavy machinery industries. It is especially valuable in regions with high demand for diesel in agricultural and industrial operations. We can sell the diesel to regional fuel distributors or directly to large consumers, such as agricultural firms. We expect that the diesel sold will generate profit margins of approximately 25-30% per ton.

(ii)	Rubber composites. The rubber composites recovered from our tire recycling process can be repurposed for use in construction and road materials. We expect these rubber composites to generate profit margins of approximately 35% per ton.

We expect that our tire recycling technology, once commercialized, is capable of producing steel as well; however, as to only the Phoenix Digestor, we will not generate steel composites. That is because the waste tires we plan to source for the Phoenix warehouse location already have steel processed out of the tire material.

We will not be able to begin construction of the Phoenix Digestor if we do not secure at least $600,000 from this Offering.  After the Phoenix Digestor is commercially deployed, we plan to purchase a second, larger industrial tumble vacuum dryer system differing in size from the GEMCO System (“Large GEMCO System”) but capable of the same functions, also offered by GEMCO. The Large GEMCO System will cost approximately $1.60 million and can be added to the existing Phoenix Digestor to increase tire digestor efficiency. Although we have aggregated the cost of the Large GEMCO System with the cost of the GEMCO System, and a $300,000 transformer for electricity at the Phoenix warehouse location, assuming this is needed (totaling $2.5 million) as the cost of funds allocated to constructing the Phoenix Digestor in the “Use of Proceeds” section, the Large GEMCO System is not essential to commercial operation of the Phoenix Digestor.

The Large GEMCO System will be manufactured and delivered four (4) months after purchase. Assuming additional proceeds of $1.90 million are raised (excluding $600,000 for the GEMCO System) by October of 2025, we expect to receive the Large GEMCO System by February of 2026, and install the Large GEMCO System and integrate it into the Phoenix Digestor two weeks following delivery.

Charleston Digestor

If we are able to commercialize the Phoenix Digestor, we will use our findings therefrom to build an improved warehouse digestor in Charleston, South Carolina (the “Charleston Digestor”) after purchasing, installing, and deploying the Large GEMCO System as part of the Phoenix Digestor. Ideally, improvements made based on the performance of the Phoenix Digestor will result in a developed Charleston Digestor yielding sellable products with greater efficiency and lower operational risks. Construction and commercialization of the Charleston Digestor is also completely contingent on securing adequate funding, both from this Offering and from external sources.  We estimate that construction will cost approximately $2.85 million ($1.6 million for purchase of the Large GEMCO System and $1.25 million for a waste tire shredder). Unlike at the Phoenix location, we do not expect to be able to establish partnerships with local governments and tire manufacturers for scrap tire supplies at the Charleson warehouse location and anticipate needing a tire shredder to generate tire material for recycling. We will not allocate funds towards construction of the Charleston Digestor unless we raise the maximum aggregate Offering amount of $15,300,000.

We have yet to secure the aforementioned external sources of funding but expect that they may come in the form of government grants or loans, such as a potential USDA-backed loan, or loans from banks. We have engaged in discussions with a bank to explore a USDA-backed loan program which can support building a warehouse digestor in communities where job creation is desired. We have also engaged in discussions with ByLine Bank, which can lend up to 80% of the cost of constructing a warehouse digestor for a term commensurate with the useful life of the digestor. To date, we have not secured any firm commitments for the USDA-backed loan program or with ByLine Bank. We expect Trend Discovery, LP, and Trend Discovery II, LP, an affiliated investment fund of which William B. Hoagland serves as the control person of the general partner, to be able to provide external funding to build the Charleston Digestor. As with the Phoenix Digestor, we anticipate spending approximately $600,000 per year on overhead operational costs at the South Carolina location. If we assume the receipt of $2.85 million in funding by October of 2025 (from this Offering and/or from external sources) and the raising of the Offering maximum of $15,300,000, we can purchase the Large GEMCO System foundational to the Charleston Digestor. Following purchase, we expect delivery by February of 2026. We will then install the Large GEMCO System, integrate it with the low-temperature pyrolytic process and commence commercial operations of the Charleston Digestor by March of 2026.

Containerized Digestor

We have plans to develop and commercialize a containerized tire digestor (“Containerized Digestor”) in the future. This Containerized Digestor is intended for offshore use and we have identified an individual who may serve as a business development leader to create demand from government supply chains of tire feedstock if this tire digestor is developed and commercialized. We are also in discussions with industry experts with Motorola and Rockwell regarding the design of the Containerized Digestor, but do not currently have any definitive agreements with such experts.

We estimate that this Containerized Digestor will cost $4 million to construct and will require both funding from this Offering and external sources. We expect external sources to consist of funding from our Chief Executive Officer and Director, William B. Hoagland, personally. If we raise half of the maximum amount of gross proceeds or less from this Offering ($7,650,000 or less), we will not allocate any funds towards construction of the Containerized Digestor and will rely solely on external sources of funding to construct it. If we receive enough funding, and assuming such receipt in February of 2026, we expect the Containerized Digestor will be available for use abroad in May of 2026.

This Offering

The Company is hereby offering, for sale, on a “best efforts” basis, up to 2,500,000 Shares in the Offering. The aggregate Offering amount is $15,300,000. This amount includes the Investor Processing Fee. The Company may use the collected Investor Processing Fee in order to pay for Offering expenses.

As of the date of this Offering Circular, the Company’s securities have no public market, and no such public market may ever develop. An investment in the Shares involves a high degree of risk. You should purchase Shares only if you can afford to lose your entire investment. (See “Risk Factors,” beginning on page 1 of this Offering Circular.)

Offers and sales of the Shares in the Offering will commence within two calendar days after the Qualification Date. The Company will offer the Shares for sale in the Offering on a continuous basis, pursuant to Rule 251(d)(3)(i)(F) of Regulation A, until the earliest of (i) one (1) year after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times; provided, however, in no event will the Offering be extended to more than two (2) years after the Qualification Date), (ii) the date as of which all Shares offered by this Offering Circular in the Offering have been sold; provided, however, that in no event will such date be more than two (2) years after the Qualification Date) and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Shares sold, and the amount of capital raised, in the Offering. The period during which the Company is offering Shares for sale is referred to in this Offering Circular as the “Offering Period.” During the Offering Period, unless the terms of this Offering are revised, the Company is offering for sale to investors in the Offering, at $6 per Share (plus the Investor Processing Fee) and assuming up to 2,500,000 Shares sold, which would result in an aggregate Offering Price of $15,300,000. (See “Plan of Distribution”). Unless the Offering Period is terminated earlier in accordance with the second sentence of this paragraph, this Offering will end on the date on which the Company has accepted subscriptions for 2,500,000 Shares. During the Offering Period (as it may be extended), investor funds, excluding any interest, will be promptly returned to the investor if subscriptions are rejected. The minimum purchase per investor in this Offering is $2,004 (334 Shares).

Regulation A Tier 2 Reporting Requirements

As the Company is conducting the Offering pursuant to Regulation A Tier 2, the Company will be required to file annual, semiannual, and current reports with the Commission on an ongoing basis after the Offering Statement’s qualification.

Investing in the Shares involves a high degree of risk and many uncertainties. You should carefully consider the risks described below along with all of the other information contained in this Offering Circular, including our financial statements and the related notes, before deciding whether to purchase the Shares. If any of the adverse events described in the following risk factors, as well as other factors which are beyond our control, actually occur, our business, results of operations and financial condition may suffer significantly. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risk Factors

Risks associated with the Company and its business model.

We are completely reliant on raising sufficient proceeds from this Offering to execute our business plans, generate revenue, and continue as a going concern.

Our business model revolves around potentially generating revenue by selling propane, diesel, rubber, and steel composites derived from waste tire recycling through digestors anticipated to be constructed in the future (except as to the Phoenix Digestor, propane, diesel, and rubber only). The Phoenix Digestor is the first of several recycling digestors we plan to build and commercialize, and we will rely on its performance for subsequent recycling digestor designs. Therefore, constructing the Phoenix Digestor is critical to securing present and future revenue streams. This construction requires expending funds on: leasing property in Phoenix, Arizona to situate the Phoenix Digestor and purchasing the GEMCO System foundational to the Phoenix Digestor; and securing adequate waste tire supplies for degeneration and the catalyst to be used in the low-temperature pyrolytic tire recycling process. Overhead costs for operation of the Phoenix Digestor (lease payments, electricity, hiring of personnel, etc.), funds for catalysts and scrap tires at the Phoenix location will be advanced by Trend Discovery, LP if insufficient funding is not raised from this Offering. However, we will not be able to begin construction of the Phoenix Digestor if we do not secure at least $600,000 in funding from this Offering allocated to purchase the GEMCO System (or, in the event of any discounts, the amount equal to the purchase price of the GEMCO System after such discount). If we lack sufficient funds to purchase the GEMCO System, we will not be able to proceed with the business plans set forth in this Offering Circular. Investors should be aware of this funding contingency before purchasing the Shares. Our ability to create shareholder value in the future is completely dependent upon receiving sufficient proceeds in this Offering to execute our business plans, first and foremost construction of the Phoenix Digestor, to generate revenue and positive net income. If we fail to raise at least $600,000 in proceeds from this Offering and commercially deploy the Phoenix Digestor, we will not be able to generate revenue and continue as a going concern. Further, we will not commence construction of the Charleston Digestor unless and until after we raise the maximum Offering amount ($15,300,000), (i) commercially deploy the Phoenix Digestor, (ii) add the Large GEMCO System for increased efficiency (which requires raising an additional $1.9 million in funding from this Offering). We cannot assure that we will be able to raise these additional funds.

Additionally, we cannot assure that we will raise sufficient proceeds from this Offering and external sources to fund any critical step needed towards the commercial deployment of a future warehouse digestor built in Charleston, South Carolina (the “Charleston Digestor”) and a containerized digestor envisioned to be deployed abroad in the future (the “Containerized Digestor”). We will not allocate funds towards construction of the Charleston Digestor if we do not secure the maximum amount of proceeds raised in this Offering ($15,300,000), and we cannot assure that we will do so. We will also not commence construction of the Containerized Digestor unless and until after we (i) commercially deploy the Phoenix Digestor, (ii) add the Large GEMCO System for increased efficiency (assuming receipt of an additional $1.9 million in funding from this Offering) and (iii) commercially deploy the Charleston Digestor. If we do not raise sufficient proceeds and do not reach the milestones necessary to proceed to commercially deploying the Charleston Digestor and Containerized Digestor, our financial performance may be negatively impacted.

We are still in a pre-revenue stage of business and technological development and have no operating history.

We are currently in a pre-revenue stage of business and technological development and have no operating history upon which investors can rely on to evaluate our performance. As to our tire recycling technology, to date we have developed a prototype based on the Hy-Poly Digestor, which we will most likely forego after discovery of the GEMCO System. We will conduct efficacy tests on the GEMCO System in May of 2025 and subsequently laboratory specification analyses on the products generated in integrating the low-temperature pyrolytic tire recycling process with the GEMCO System. We cannot assure that the Phoenix Digestor will ever be fully developed or constructed for commercial use, particularly if we do not obtain sufficient funds ($600,000) from this Offering. Furthermore, many factors could impact our ability to scale operations and generate revenue in addition to proceeds from this Offering, including, without limitation, demand for the propane, diesel, rubber, and steel composites resulting from anticipated tire digestors, the availability of distribution channels for these composites, market competition, general economic conditions, and other tangible and intangible factors. Investors should understand that an investment in a start-up business is significantly riskier than an investment in a business with any significant operating history. Investors should be aware that we may never be able to achieve revenues or profitability, and therefore they may never realize value on their investment. If we do not raise sufficient proceeds from this Offering, we will not be able to generate revenue or continue as a going concern. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a pre-revenue business. Our lack of a significant and relevant operating history makes it difficult to manage operations and predict future operating results. If we fall short of achieving economic success through the future sale of products generated from anticipated recycling digestors, our financial performance will be adversely affected, perhaps materially, as would the potential value of the Shares.

We cannot assure that we will successfully develop and operate any recycling digestors for revenue generation.

Although we have discovered the GEMCO System, which will significantly decrease the amount of time it will take to build the Phoenix Digestor for commercial use, we cannot provide assurance that we will ever construct the Phoenix Digestor or do so within the expected time frames set forth in this Offering Circular. If we do not raise at least $600,000 from this Offering, we will not have the funds needed to purchase the GEMCO System. Additionally, we reserve the right to abandon plans for construction of the Phoenix Digestor for any reason, including if current efficacy tests and specification analyses of tire recycling products generated by integrating the GEMCO System with pyrolysis do not yield results satisfactory to us. Further, although we plan to construct a second warehouse digestor, the Charleston Digestor, based on the Phoenix Digestor, we may abandon such plans for any reason. One of these reasons includes not raising at least the maximum aggregate amount from this Offering ($15,300,000), as we will not allocate any funds towards construction of the Charleston Digestor in such event. Additionally, we will require at least $1.9 million in funding, either just from this Offering or in conjunction with funding from external sources, to purchase the Large GEMCO System, as we will not construct the Charleston Digestor without integrating the Large GEMCO System into the Phoenix Digestor for increased efficiency. We may also abandon plans to construct the Charleston Digestor if the Phoenix Digestor does not perform at levels satisfactory to us.

We may also abandon plans to build the Containerized Digestor for any reason, including, but not limited to: our inability to raise sufficient funds from this Offering and from external sources to build the Phoenix Digestor and/or to purchase the Larger GEMCO System for the Phoenix Digestor; either the Phoenix Digestor and/or the Charleston Digestor failing to perform at levels satisfactory to us; and not generating sufficient revenue from commercial deployment of the Phoenix Digestor and/or Charleston Digestor. Our financial performance vitally depends on our successful commercial construction and operation of the Phoenix Digestor. We will rely on the results of the Phoenix Digestor to construct the Charleston Digestor and the Containerized Digestor, thereby providing additional revenue sources for the Company. If we fail to successfully construct and commercially deploy the Phoenix Digestor, we will not be able to generate any revenue and cannot continue as a going concern.

We are currently completely reliant on external funding to further develop technological capabilities for a future Phoenix Digestor, and may continue to rely indefinitely on external funding to execute future business plans.

Prior to the launch of this Offering, for a fixed fee of $9,250, an affiliate of GEMCO, Advanced Powder Solutions, will allow us to conduct efficacy tests on the GEMCO System using a low-temperature pyrolytic tire recycling process pursuant to the agreement entered into Advanced Powder Solutions on April 25, 2025 (the “Advanced Powder Solutions Trial Agreement”), filed herein as Exhibit 6.3. We expect to commence such testing in May of 2025 to confirm that when the GEMCO System is integrated with this process, waste tires can be broken down into propane, diesel, and rubber composites. These efficacy tests are essential to determining whether the Company will proceed with purchasing the GEMCO System in the event at least $600,000 is raised from this Offering. Trend Discovery, LP, an investment fund of which our Chief Executive Officer and Director, William B. Hoagland, is the supermajority owner, will advance all of the fees associated with the efficacy tests. There are no definitive written or verbal agreements providing for Trend Discovery, LP’s advances. Further, such advances do not bear interest and have no definite due date; however, if the Company is able to secure a 25% discount on the GEMCO System, the Company plans to remit part or all of the advances Trend Discovery, LP has made to the Company to date. Trend Discovery, LP is not and will not demand, as consideration for such advances, equity or promissory notes in the Company. Trend Discovery, LP may also unilaterally terminate advances to the Company at any time. To date, Trend Discovery, LP has advanced approximately $61,630 to the Company for ongoing operating expenses, prior efficacy tests on the recycling digestor prototype we developed previously based on the Hy-Poly Digestor, and laboratory tests on the recycling composites generated by such prototype. We cannot assure that Trend Discovery, LP will continue to advance funds to us for any purpose, whether it is to contribute to testing of the GEMCO System, ongoing operating expenses of the Company, or operating expenses of the warehouse digestors described in this Offering Circular after their commercialization. If we indeed commercialize the Phoenix Digestor, we expect that Trend Discovery, LP will initially fund overhead costs for its operation until the Company generates sufficient revenue from commercialization of the Phoenix Digestor to be able to contribute to overhead expenses. We cannot provide assurance that Trend Discovery, LP will continue to be able to fund ongoing costs for the Company, whether such ongoing costs are for efficacy tests on the GEMCO System, laboratory and/or and if the Company becomes unable to pay for ongoing operational expenses through potential revenue generated by selling tire recycling byproducts or otherwise, the Company will not be able to execute its business plans, even if at least $600,000 is raised to purchase the GEMCO System.

Furthermore, we anticipate having to secure external sources of funding in addition to proceeds from this Offering, perhaps in the form of government loans or loans from banks and/or from Trend Discovery, LP and Trend Discovery II, LP (an affiliated investment fund in which William B. Hoagland serves as the managing member of the fund’s general partner) to construct the Charleston Digestor. We cannot assure that this external funding will in fact be made available and if not, business plans to build the Charleston Digestor will not materialize and our financial performance may be negatively impacted. Lastly, Trend Discovery, LP is currently expected to be a source of external funding for the Containerized Digestor, but we cannot assure that this entity will continue to be able to advance funds to us. If we do not receive sufficient funding through external sources, whether such source is Trend Discovery, LP or otherwise, we will not be able to construct the Containerized Digestor and our financial performance may be negatively impacted.

Our business model depends on our ability to decompose waste tires using a low-temperature pyrolytic thermochemical process and repurpose tires into usable products. If a viable substitute technology to tire recycling emerges and gains market acceptance, our business, financial condition and results of operations will be materially and adversely affected. Furthermore, our failure to keep up with rapid technological changes and evolving industry standards within the tire recycling market may adversely affect our financial performance.

If successfully developed and commercially deployed, the Phoenix Digestor and later the Charleston Digestor and Containerized Digestor will be used to decompose tires into sellable propane, diesel, and rubber (and in the case of the Charleston Digestor, steel) resulting from that decomposition. Some companies in the tire recycling industry may be simultaneously researching and developing alternative recycling technologies. If any viable substitute processes to the low-temperature pyrolytic tire recycling process we use or other technologies develop to be more efficacious, our business, financial condition and results of operations may be materially and adversely affected.

Our ability to adapt to evolving industry standards and anticipate future standards will be a significant factor in maintaining and improving our competitive position and our prospects for growth. However, our efforts may not lead to improved financial performance. On the other hand, our competitors may improve their technologies or even achieve technological breakthroughs which may adversely impact our ability to compete and adversely impact our financial performance. Our failure to effectively keep up with rapid technological changes and evolving industry standards by maintaining a competitive process for recycling tires may negatively impact our ability to generate revenue if and after our anticipated tire recycling digestors are commercially deployed.

Uncontrollable factors may affect the demand for the propane, diesel, rubber, and steel composites we envision generating from anticipated tire recycling digestors (except as to the Phoenix Digestor, not steel), which in turn may materially and adversely impact our financial performance.

Our financial performance depends upon our ability to sell propane, diesel, and rubber composites which we envision generating from the anticipated tire recycling digestors described in this Offering Circular (and in the case of the Charleston Digestor, steel in addition to the aforesaid composites). The demand for propane may be influenced by factors such as weather patterns, agricultural needs of end users, and petrochemical industry requirements, to name some. The demand for diesel may be influenced by broader economic trends as well as seasonal changes as well as level of industrial activity, to name some factors. Rubber demand may be influenced by factors such as performance of the automobile industry, natural rubber production, and activity in rubber application sectors. Steel demand may be influenced by factors such as economic conditions, energy prices, raw material costs, and currency exchange rates, amongst other things. We cannot control such factors affecting demand for propane, diesel, rubber, and steel. If demand decreases at such levels as would make us unable to sell enough propane, diesel, rubber, and steel composites generated by our anticipated tire recycling digestors, our financial performance will be adversely impacted. We cannot assure that there will be sufficient demand for the propane, diesel, rubber, and steel composite byproducts generated by our anticipated recycling digestors in the future.

We do not currently have any customers.

As of the date of this Offering Circular, we have not generated any propane, diesel, rubber, and steel composites anticipated to be a source of our revenue if and after our anticipated tire recycling digestors are commercially deployed. We do not currently have any customers for such propane, diesel, rubber, and steel composites. Although we anticipate potential future clients to be large-scale industrial users of diesel and propane, construction companies interested in rubber composites, and steel wholesalers, we cannot assure that we will secure such clients. Additionally, we cannot assure that customer demand for these propane, diesel, rubber, and steel byproducts will be at levels sufficient to establish and maintain profit. If we fail to secure sufficient customers in the future, our financial performance will be negatively impacted and we may be unable to continue as a going concern.

The tire recycling business presents numerous work and health hazards, which may adversely impact our financial performance.

There are many occupational hazards associated with the tire recycling business. Assuming we obtain sufficient proceeds from this Offering and successfully commercialize the Phoenix Digestor, employees we hire in the future can be exposed to fire hazards, airborne irritants, hearing damage from the noise generated from tire recycling, and hazards associated with large moving vehicles in the work vicinity, amongst other things. We cannot provide assurance that we can completely mitigate these risks for future employees we hire (assuming sufficient proceeds are raised in this Offering), which risks may harm our business and financial performance. We may also have to incur additional costs to guard against these hazards, which may reduce the amount of financial resources we can allocate to other aspects of our business.

We will need to incur significant operating costs in the near future and cannot assure that we can recoup these potential costs to continue operating profitably or as a going concern.

We expect to incur significant operating costs, particularly for the construction of the Phoenix Digestor, and, if results of the Phoenix Digestor are favorable (assuming sufficient proceeds are raised from this Offering and external sources), construction of the Charleston Digestor and Containerized Digestor. We will also need to expend funds to operate such digestors, assuming all funding contingencies and their construction. These operational costs include costs to hire personnel to operate the digestors, leases for the property in which the warehouse digestors are obtained, and various overhead costs such as lease payments, electricity, and hiring of personnel. We cannot guarantee a return on our monetary investments into building these digestors. If we fail to recoup these costs, our financial performance will be adversely affected and there is a material risk we cannot continue as a going concern.

Disruptions in our distribution networks or supplies could materially and adversely impact our business.

Assuming we successfully commence commercial operations of any anticipated recycling digestors described in this Offering Circular, if any of the distribution networks for the propane, diesel, rubber, and steel composites yielded from such digestors is disrupted, our business may be materially and adversely impacted. We may also experience interruptions in distribution networks for waste tires which are an essential starting material for processing and the production of propane, diesel, rubber, and steel composites which form our revenue base. Any such interruption could materially and negatively impact our business, prospects, financial condition and operating results by affecting either volume of tire recycling byproducts or delivery of such products. Especially, reliable distributor networks are crucial to sales of tire recycling byproducts and disruptions therein will negatively impact our financial performance. Various market conditions such as inflationary pressures could also increase distribution costs for tires and the byproducts of tire recycling and could adversely affect our business and operating results. These increased costs may also increase our operating costs and could reduce our margins (assuming we generate any) if we cannot recoup the increased costs. As a result, our financial performance may be negatively impacted by disruptions in distributor networks.

We operate within a market sector that is still developing, and we cannot guarantee that we will establish and maintain a robust financial position in order to become profitable.

Our business operates in the tire recycling sector, which is still developing and has few competitors. There is uncertainty as to how this sector will develop in the future and which competitors will emerge, if any. There is also uncertainty as to market conditions in this sector. These uncertainties mean we cannot guarantee that we will perform at the financial level needed to become profitable. Any failure on our part to maintain a robust financial position could adversely affect our ability to become profitable.

If we obtain sufficient proceeds from this Offering to commercialize anticipated recycling digestors and hire personnel, we will depend on key personnel to establish a competitive position.

Assuming we successfully commercialize any of the recycling digestors described in this Offering Circular and raise sufficient funds to hire personnel aside from our current sole Board member and Chief Executive Officer, William B. Hoagland, our ability to establish a competitive position depends, to a large degree, on the services of our future management team and managers. Specifically, we will rely on recycling digestor operators, maintenance technicians, process engineers, and operations managers for the operation of our future tire recycling digestors and business. The loss or diminution in the services of these personnel or an inability to attract, retain and maintain specialized personnel could have a material adverse effect on our financial performance. Competition for personnel with relevant expertise  is intense because of the small number of qualified individuals, and that competition may seriously affect our ability to retain the future management team and attract additional qualified management personnel, which could have a significant adverse impact on our financial performance.

Strikes and other union activity may negatively impact our financial performance.

The services of engineers, designers, researchers and other talent, trade employees and others that we engage in the future may be subject to collective bargaining agreements. If we are unable to renew expiring collective bargaining agreements in the future, the affected unions could respond with strikes or work stoppages. Such actions, as well as significant labor disputes and higher costs associated with the negotiation of collective bargaining agreements, could adversely affect our business by causing delays in production and in release dates or by reducing our products’ profit margins.

We may be unable to maintain brand awareness to the extent necessary to become profitable.

We believe developing and maintaining awareness of and consumer engagement with our brand in a cost-effective manner is critical to achieving widespread acceptance of the future propane, diesel, and rubber products we sell and is an important element of attracting new customers and maintaining old customers. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide attractive products at competitive prices. Our efforts to build our brand will involve significant expense, and marketing funds do not currently exist. We will not be able to expend funds on brand building if we do not raise sufficient proceeds from this Offering. Furthermore, even if we are able to obtain sufficient funding to spend on promoting our brand, promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset marketing expenses incurred. If our future efforts to promote and maintain our brand are not successful, we may fail to attract enough new customers and maintain existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

The success of our business depends on our ability to attract, train and retain highly-skilled and key personnel.

As a result of the highly specialized, technical nature of our business, assuming sufficient proceeds are raised in this Offering and in the commercialization of the Phoenix Digestor, we must attract, train and retain a sizable workforce in the future comprising highly-skilled other key personnel. Since our industry is characterized by high demand and intense competition for talent, we may have to pay higher salaries and wages and provide greater benefits in order to attract and retain highly-skilled employees or other key personnel that we will need to achieve our strategic objectives. As we are still a young company, our ability to train and integrate new personnel into our operations may not meet the requirements of our growing business. Our failure to attract, train or retain highly-skilled and other key personnel in numbers that are sufficient to satisfy our needs would materially and adversely affect our business. Staff that we are unable to retain also pose a risk since they can inform competitors of our know-how and may lessen the technological advantages over our competitors that we have developed.

Our success depends on the performance of our directors, executive officers, and key employees, and we do not have key person life insurance policies on any of such personnel.

Our success depends on the performance of our directors, executive officers and key employees and on our ability to retain and motivate them. Assuming we will successfully commercialize any of the tire recycling digestors described in this Offering Circular, we will also need to retain key personnel to operate such digestors and oversee distributions of tire recycling byproducts to end-users to generate revenue. If these personnel fail to provide adequate services to us, we may incur additional costs to compensate for that failure. Any loss of or inability to retain such highly qualified personnel could materially adversely affect our business, financial condition, cash flow, and results of operations. Further, although we rely on highly qualified personnel for its financial success, they are not covered by key person life insurance policies. In the event of their death or disability, we will not receive compensation to ameliorate the financial impact of their loss.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We may employ individuals who previously worked with other companies. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Risks associated with this Offering and the Shares

We cannot assure that we will successfully raise the funds necessary to achieve our desired use of the proceeds.

Although we are attempting to raise proceeds totaling $15,300,000 in this Offering, we are conducting this Offering on a “best efforts” basis and, therefore, it is not obligated to sell all or any portion of the targeted amount. We may close on one or more subscriptions for the Shares, and may immediately begin using the proceeds of such subscriptions, without regard to the amount raised before any such closing. Because we cannot ensure that we will be able to (or that we will decide to) sell any given number of Shares offered for sale in this Offering, we could terminate this Offering on sales of substantially less than $15,300,000 in proceeds – or perhaps on no sales at all. If we decide to terminate this Offering before we have sold all the Shares initially offered for sale, we may be unable to apply the amount raised exactly in the manner set forth in the “Use of Proceeds” section.

Even if we sell all of the Shares in this Offering, we may need substantial additional capital to fund working capital needs. There can be no assurance that additional financing will be available to us on commercially reasonable or acceptable terms, or at all. Additionally, our incurrence of debt in the future could increase the risks associated with our business and with owning the Shares.

We did not perform an independent valuation prior to determining the terms of this Offering.

We have not obtained an independent valuation prior to determining the terms of the Offering. We have determined the Offering Price based on the price at which we were able to offer our Shares in previous financing rounds. Therefore, the Offering Price does not necessarily bear any relationship to our assets, earnings, book value, net tangible value, or other generally accepted criteria of value for investment. The Offering Price is higher than the net tangible book value per share of the Common Stock immediately before the commencement of this Offering; and even with the inflow of gross proceeds of $15,300,000 in capital if this Offering is fully subscribed, the net tangible book value per share of the Shares immediately after the conclusion of this Offering will still be less than the Offering Price.

An investor’s ownership interest could be significantly diluted.

An investor’s ownership interest in the Company may be subject to future dilution. We may, and most likely will, need to raise additional capital in the future. In connection with raising such capital, we may issue additional Shares or other securities (which may include preferred stock with liquidation, distribution, voting or other preferential rights that are senior to the rights of the Shares).

We may also enter into strategic partnerships or acquisitions in the future in connection with which it may need to issue additional Shares or other securities, and it may issue additional Shares, Shares or other securities to existing or future officers, directors, employees and consultants as compensation or incentives. As a result of the foregoing, a purchaser of Shares in this Offering could find its interest in the Company diluted in the future through a decrease in the purchaser’s relative percentage ownership of the Company.

Voting control is in the hands of a small number of stockholders.

Voting control of the Company is concentrated amongst a small number of holders of Series A Preferred Stock (“Series A Preferred Stock”) and the directors and executive officers who currently hold the vast majority of our Shares. The Series A Preferred Stock has supervoting rights, entitling its holders to 10,000 votes per share of Series A Preferred Stock held. In contrast, the Shares offered to investors in this Offering have only one (1) vote per Share. Therefore, investors in the Shares will not have enough voting power to influence our policies or any other corporate matter, including the election of directors; changes to the Company’s governance documents (with limited exceptions); the expansion of any employee equity or option pool; any merger, consolidation, sale of all or substantially all of our assets; or any other major action requiring stockholder approval. See “Securities Being Offered.” Even if this Offering is fully subscribed, as of immediately after this Offering, investors in this Offering in the aggregate hold 3.80% of the voting power in the Company. Our directors and executive officers, as a group, currently hold approximately 78.26% of voting control of the Company and can make all major decisions regarding the Company. You will not have enough voting power to have a say in these decisions.

We may sell Shares concurrently to certain investors on more favorable terms.

Certain investors may negotiate alternative terms for the purchase of Shares. We are under no obligation to amend and restate any particular stock purchase agreement, subscription agreement, or other selling document based on subsequent agreements executed with us on different terms or to notify investors of any alternative terms, including any that may be more favorable for certain investors.

ITEM 4.

DILUTION

Dilution (also known as stock or equity dilution) results when a company’s issuance of additional shares of stock decreases an existing stockholder’s ownership percentage of that company. Stock dilution can also result from the exercise of a company’s stock options or other optionable securities by their holders, which may include our employees. When the number of shares outstanding increases, each existing stockholder owns a smaller, or diluted, percentage of the Company. Stock dilution may result from a company’s issuance of shares of stock to obtain additional capital. Future sales of a substantial number of shares of our Shares in the public market could adversely affect the Shares’ then-prevailing market price (if any), as well as our ability to raise equity capital in the future.

Dilution can also result from a company’s arbitrary determination of the offering price of shares of stock being offered and sold to investors. In the case of this Offering, because there is no established public market for the Shares, the Offering Price and other terms and conditions relating to the Shares have been determined by us arbitrarily and do not bear any necessary relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the Offering Price or its fairness to investors.

From time to time after the termination of this Offering, we may issue additional Shares to raise additional capital. Any such issuances may result in dilution of the interests of then existing stockholders, including investors in this Offering. If in the future the number of Shares outstanding increases, each existing stockholder will own a smaller, or diluted, percentage of the Company, which, depending on the amount of capital raised by the issuance of the additional Shares, could render the Shares then held by stockholders less valuable than before the new issuance. Dilution may also reduce the value of existing Shares by reducing the Shares’ earnings per Share. We cannot guarantee that investors in this Offering will not, in the future, experience dilution of their interests in the Shares.

Investors should be aware that compared to the Offering Price of $6 per Share, the average effective cash cost to the Company’s officers, directors, promoters and affiliated persons for Common Stock acquired by them in a transaction during the past year was $0.001.

ITEM 5.

PLAN OF DISTRIBUTION

General

This Offering Circular is part of an Offering Statement that we have filed with the Commission, using a continuous offering process. Periodically, if we have material developments, we will provide an Offering Circular supplement or, after qualification of the Offering Statement, a post-qualification Form 1-A amendment that, in each case, may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement or in a post-qualification amendment. The Offering Statement we have filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular, the related exhibits filed with the Offering Statement, and any Offering Circular amendments (whether made by supplement or by a post-qualification amendment), together with additional information contained in the annual reports, semi-annual reports and other reports and information statements that we will file periodically with the Commission.

The Company is offering in the aggregate up to 2,500,000 Shares in this Offering at $6 per Share. See “Securities Being Offered.” There is no minimum amount we are required to raise from the Shares of being offered hereby. The Shares are being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this Offering. No Company officer or director who introduces friends, family members and business acquaintances to any selling agent in this Offering will receive commissions or any other remuneration from any such sales. Additionally, there is no guarantee that this Offering will successfully raise enough funds to implement our business plan.

The Company has engaged DealMaker Securities LLC, a broker-dealer registered with the Commission and admitted to membership in the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). The maximum Offering amount is $15,300,000. This total includes the Investor Processing Fee, and the Issuer may use the collected Investor Processing Fee in order to pay for Offering expenses.

Offers and sales of the Shares in the Offering will commence within two calendar days after the Qualification Date. This Offering will be made in the United States in as many as all fifty (50) states. It will end on the earliest of (i) the one (1) year after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times; provided, however, in no event will the Offering be extended to more than two (2) years after the Qualification Date), (ii) the date as of which all Shares offered by this Offering Circular in the Offering have been sold; provided, however, that in no event will such date be more than two (2) years after the Qualification Date; and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Shares sold, and the amount of capital raised, in the Offering. The Company has the right to terminate this Offering at any time, regardless of the number of Shares that have been sold in the Offering.

No investor purchasing Shares will have any assurance that other purchasers will invest in this Offering. Once Shares are subscribed for, subscription funds will become available to us and may be transferred by the Company directly from our administrative account into our operating account for use as described in “Use of Proceeds” as set forth herein. Once subscriptions are accepted during the Offering Period, subscribers have no right to a return of their funds and could lose their entire investment. If the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

Commissions and Discounts

The following table shows the maximum discounts, commissions, and fees payable to the Broker and its affiliates, as well as certain other fees, in connection with this Offering by the Company and the selling stockholders, assuming a fully subscribed offering. Actual fees are anticipated to be lower than the maximum shown below.

	Per Share	Total
Public offering price plus Investor Processing Fee	$6.12	$15,300,000
Anticipated maximum in Broker Compensation	$0.299	$747,500
Proceeds, before other expenses	$5.82	$14,552,500

When we signed the engagement agreement (the “DealMaker Order Form”) with the Broker, we paid it a $25,000 advance against accountable expenses anticipated to be incurred in this Offering (refundable to the Company to the extent of expenses not actually incurred by the Broker), and we have agreed to pay the Broker a cash commission equal to four and a half percent (4.50%) of the amount raised in the Offering. The DealMaker Order Form is filed as Exhibit 1.1.

Other Terms

The aggregate fees payable to the Broker and its affiliates are described below. The Broker, a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide (i) pre-offering analysis, (ii) pre-offering consulting for self-directed electronic roadshow, and (iii) advisory, compliance and consulting services in connection with this Offering.

Pre-Offering Analysis

●	Reviewing the Company, its affiliates, executives, and other parties as described in Rule 262 of Regulation A and consulting with the Company regarding the same.

Pre-Offering Consulting for Self-Directed Electronic Roadshow

1.	Review with the Company on best business practices regarding Offering;

2.	Review with the Company on question customization for investor questionnaire, selection of webhosting services, and template for campaign page.

3.	Advising the Company on compliance of marketing material and other communications with the public.

4.	Providing advice to the Company on this Offering Statement and revisions.

5.	Providing review, training, and advice to the Company and Company personnel on configuration and use of electronic platform powered by the Broker’s website, DealMaker.tech.

6.	Assisting in the preparation of SEC and FINRA filings.

7.	Working with the Company’s SEC counsel in providing information to the extent necessary.

Advisory, Compliance and Consulting Services during Offering

1.	Reviewing investor information, including identity verification, performing Anti-Money Laundering) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the Offering;

2.	Discussions with the Company regarding additional information or clarification on an investor invited into the Offering by the Company (as necessary);

3.	Coordinating with third party agents and vendors in connection with performance of services;

4.	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the Offering and providing recommendations to the Company regarding whether to accept the subscription agreement for the investor’s participation in the Offering;

5.	Contacting and/or notifying the Company, if needed, to gather additional information or clarification on an investor;

6.	Providing ongoing advice to the Company on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

7.	Consulting with the Company regarding any material changes to the Offering Statement which may require an amended filing thereto; and

8.	Reviewing third party provider work product with respect to compliance with applicable rules and regulations.

The maximum compensation to be paid to the Broker for its pre-offering analysis, pre-offering consulting, and advisory, compliance and consulting services provided during the Offering, and as set forth in this “Advisory, Compliance and Consulting Services during Offering” subsection, is $713,500 (approximately 4.66% of the aggregate gross Offering proceeds), representing the sum of the (i) Broker Commission assuming the Offering is fully subscribed ($688,500) and (ii) the Company’s $25,000 advance of accountable expenses to the Broker.

The Broker’s affiliates also agreed to provide the following services to us:

Technology Services

The Company has engaged Novation Solutions, an affiliate of the Broker, DealMaker Securities LLC, to create and maintain the online subscription processing platform for the Offering.

After the Commission’s qualification of the Offering Statement, this Offering will be conducted using the online subscription processing platform of Novation Solutions and is embedded on the investment landing page of the issuer’s website. On this website, located at www.Powerlinkdigitalpartners.com/[*], investors can receive, review, execute and deliver subscription agreements electronically and pay the purchase price through a third-party processor by ACH debit transfer, wire transfer or credit card to an account we designate. No escrow has been established for this Offering. Closings will take place upon our acceptance of investors’ subscriptions.

For the above services pertaining to infrastructure creation, we will pay Novation Solutions an advance of $10,000 of accountable expenses anticipated to be incurred, but refunded if not incurred for our self-directed electronic roadshow. We will also pay an additional monthly accountable expense of $2,000 not to exceed $6,000. Starting on the first month after the commencement of this Offering, we will pay Novation Solutions $2,000 monthly in account maintenance fees (up to a maximum of $18,000 during the duration of the Offering).

The maximum compensation to be paid to Novation Solutions for its technology services set forth in this “Technology Services” subsection is $34,000 (approximately 0.22% of the gross Offering proceeds). Please note that the compensation to be paid to Novation Solutions is in addition to the fees to be paid to the Broker (Broker Commission and $25,000 advance, for a total of $713,500, as set forth in the “Advisory, Compliance and Consulting Services during Offering” subsection above).

The Broker and its affiliates’ maximum compensation is not to exceed $747,500 (or approximately 4.88% of gross Offering proceeds), comprised of (i) $688,500 in Broker Commission assuming the Offering is fully subscribed, (ii) a $25,000 advance to the Broker against accountable expenses anticipated to be incurred in the Offering (refundable to the Company to the extent of expenses not actually incurred by the Broker); (iii) the Novation Advance of $16,000; (iii) $18,000 in subscription fees to Novation Solutions for account maintenance, assuming the fixed maximum amount of subscription fees will be charged, and (iv) monthly account management fees of $6,000, assuming the maximum amount is charged).

Subscription Procedures

In order to purchase the Shares, a prospective investor must complete, sign, and deliver to the Company a subscription agreement (in the form attached as Exhibit 4.1 to the Offering Statement). Each investor will be required to use Novation Solutions’ technology in completing and executing the subscription agreement on the Company’s website at www.Powerlinkdigitalpartners.com/[*]. Investors must subscribe by tendering funds via wire, credit card, debit card or ACH only and checks will not be accepted.

The Company may close on investments on a “rolling” basis, such that not all investors will receive their Shares on the same date. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription and the Company has accepted the subscription. At that point, funds may be released to the Company. The Company may determine to close on investments at such intervals as it determines in its sole discretion. The Company may determine, in its sole discretion, the timing for the closing of the rolling period. The Company will be responsible for payment processing fees. The Company reserves the right to reject any investor’s subscription in whole or in part for any reason or no reason. Such discretion to reject subscribers and choose differing rolling closing dates does not render this Offering a delayed primary offering prohibited under Rule 251(d)(3) of Regulation S-K because the Shares are sold at a fixed price in each closing. If any prospective investor’s subscription is rejected, all funds received from that investor will be promptly returned to the investor without interest or deduction.

The Broker has not approved, endorsed, or passed upon the merits of purchasing the Shares. The Broker will not provide investment advice to any prospective investor, or make any securities recommendations to investors. The Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. No investor should rely on the Broker’s involvement in this Offering as a basis for a belief that it has done extensive due diligence. The Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or this Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we may use additional advertising, sales, and other promotional materials in connection with this Offering. Such materials may include public advertisements and audio-visual materials, in each case only as authorized by the Company. Although any such materials will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Shares, such materials may not give a complete understanding of this Offering, the Company or the Shares and are not to be considered part of this Offering Circular. This Offering is made ONLY by means of this Offering Circular, and prospective investors must read and rely only on the information provided in this Offering Circular in connection with their decision to invest in the Shares.

Investment Limitations

Generally, no sale may be made to a natural person in this Offering if the aggregate purchase price paid is more than 10% of the greater of that person’s annual income or net worth (or, in the case of an investor that is not a natural person, if the aggregate purchase price paid is more than 10% of the greater of that person’s revenues or net assets for its most recently completed fiscal year end). Investors must answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act.

Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to visit www.investor.gov.

The above noted investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 under the Securities Act.

A natural person is an accredited investor if he/she meets one of the following criteria:

●	his or her individual net worth,[1] or joint net worth[2] with the investor’s spouse or spousal equivalent, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and he or she has no reason to believe that that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the investor’s residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth;

●	he or she has individual annual income in excess of $200,000 in each of the two most recent years, or joint annual income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year; or

●	he or she holds in good standing either the Series 7, Series 65, or Series 82 licenses certified by FINRA.

NOTE: A natural person’s net worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of the person’s primary residence and may exclude any indebtedness secured by that residence (up to an amount equal to its value). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

A business entity or other organization is an accredited investor if it is any of the following:

●	a corporation, limited liability company, exempt organization described in Section 501(c)(3) of the Internal Revenue Code, business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

●	an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

●	a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, and whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act;

●	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, registered investment companies, registered investment advisers; investment advisers relying on certain registration exemptions, and “rural business investment companies”;

●	any private “business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (the “Advisers Act”);

●	any family office as defined in Rule 202(a)(11)(G)-1 under the Advisers Act with assets under management in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment (any such family office, “Family Office”);

●	any family client, as defined in Rule 202(a)(11)(G)-1 under the Advisers Act, of a Family Office and whose prospective investment in the issuer is directed by such Family Office;

●	any entity, of a type not listed above, which was not formed for the specific purpose of acquiring the securities offered, and which owns investments in excess of $5,000,000; or

●	any entity in which all of the equity owners are accredited investors.

Under Rule 251 of Regulation A, an investor that is neither an accredited investor nor a natural person is subject to the investment limitation and may invest funds only to the extent that they do not exceed 10% of the greater of the purchaser’s revenue or net assets for the purchaser’s most recently completed fiscal year end. A natural person that is not an accredited investor may invest funds only to the extent that they do not exceed 10% of the greater of the purchaser’s annual income or net worth.

As described above, in order to purchase Shares and before the Company may accept any funds from an investor, the investor will be required to represent, to the Company’s satisfaction, that he, she, or it is either an accredited investor or in compliance with the investment limitation described in the second preceding paragraph.

The Company, subject to compliance with Rule 255 of the Securities Act and corresponding state regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, television and the Internet. We have plans to solicit investors using the Internet through a variety of existing Internet advertising mechanisms, such as search-based advertising, search engine optimization and our website. We will offer the Shares (i) as permitted by Rule 251(d)(1)(ii), whereby offers may be made after the Offering Statement is filed with the Commission but before it is qualified, provided that any written offers are made by means of a preliminary offering circular that complies with Rule 254 and (ii) as permitted by Rule 251(d)(1)(iii), whereby offers may be made one (1) year after the Qualification Date, provided that any written offers are accompanied with or preceded by the most recent Offering Circular filed with the Commission.

No sales will be made to any investor before the Offering Statement has been qualified by the Commission and a final Offering Circular has been made available to that investor.

Before we accept any investment funds or any subscription agreements, we will determine the states in which the prospective investors reside. Subject to the Company’s right to reject any investor’s subscription in whole or in part for any reason or no reason, we will process investments on a first-come, first-served basis, up to the maximum aggregate offering amount of $15,300,000. If the Company rejects any subscriptions in the Offering, the associated sale proceeds will be promptly returned to the related investors, without interest.

ITEM 6.

USE OF PROCEEDS

We are offering for sale up to 2,500,000 Shares, subject to the conditions set forth in “Securities Being Offered,” each Share having a fixed cash price of $6. Because the Company is not conditioning this Offering on the sale of any minimum number of Shares, we will retain the proceeds from the sale of any of the offered Shares. The Offering is being conducted on a “best efforts” basis through a registered broker-dealer that is admitted to membership in FINRA and SIPC. (See “Plan of Distribution.”)

Offers and sales of the Shares in the Offering will commence within two calendar days after the Qualification Date. This Offering will end on the earliest of (i) one (1) year after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times; provided, however, in no event will the Offering be extended to more than two (2) years after the Qualification Date), (ii) the date as of which all Shares offered by this Offering Circular in the Offering have been sold; provided, however, that in no event will such date be more than two (2) years after the Qualification Date; and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Shares sold, and the amount of capital raised, in the Offering. If all of the Shares offered in the Offering are purchased by investors, our gross proceeds will be $15,300,000. The following illustrates the Company’s estimated application of proceeds. As a point of comparison, we have added a column that assumes the sale of half of the offered Shares (i.e., 1,250,000 Shares) during the Offering Period.

Please see the table below for a summary of the Company’s intended use of proceeds from the Offering:

	$7,650,000 Comparative	% Allocation @ $7,650,000	$15,300,000 Maximum	% Allocation @ $15,300,000(1)

Construction of Phoenix Digestor	$2,741,427.82	35.84%	$2,741,427.82	17.92%
Construction of Charleston Digestor	$0	0%	$3,420,000.00	22.35%
Construction of Containerized Digestor	$0	0%	$2,731,250.00	17.85%
Working Capital	$337,154.97	4.41%	$1,066,741.88	6.97%
Operational Expenses	$603,521.38	7.89%	$689,892.80	4.51%
Operational Payroll	$341,145.83	4.46%	$679,687.50	4.44%
Corporate Payroll(2)	$1,925,000.00	25.16%	$1,925,000.00	12.58%
Consulting and legal fees	$1,210,000.00	15.82%	$1,210,000.00	7.91%
Subtotals	$7,158,250	93.57%	$14,464,000	94.54%

Offering Expenses (Cash Component)
Broker Commission	$344,250	4.50%	$688,500	4.50%
Advances to the Broker and its affiliates (against accountable expenses and fully refundable to the extent not actually incurred)(3)	$41,000	0.54%	$41,000	0.27%
Monthly subscription fees to Novation Solutions for account maintenance(4)	$18,000	0.24%	$18,000	0.12%
Legal fees	$60,000	0.78%	$60,000	0.39%
Accounting and Audit Fees	$3,500	0.05%	$3,500	0.02%
Estimated Blue Sky Compliance Fees and Expenses	$20,000	0.26%	$20,000	0.13%
Estimated EDGARization Fees	$5,000	0.07%	$5,000	0.03%
Subtotals	$491,750	6.43%	836,000	5.46%
Totals	$7,650,000	100%	$15,300,000	100%

1.	Percentage calculations are rounded up to the nearest tenth digit.

2.	This line item was calculated based on the anticipated salaries of fifteen full-time employees of the Company in one year, which employees may or may not be hired in the Company’s sole discretion.

3.	This amount consists of: (i) the Broker Advance of $25,000, directly paid to the Broker as an advance accountable expenses; (ii) a one time $10,000; and (b) $2,000 per month for three months (not to exceed $6,000) advance paid directly to Novation Solutions for accountable expenses anticipated to be incurred, but refunded if not incurred, for the Company’s self-directed electronic roadshow; and (iii) monthly account management fees set at a maximum of $18,000, paid directly to Novation Solutions and considered an advance to the extent that account management services are commenced in advance of FINRA’s clearance of this Offering.

4.	Assumes the fixed maximum amount of subscription fees will be charged.

The above table is intended to provide an overview of the contemplated application (or use) of proceeds over time as a function of the success of this Offering’s capital raise.

Assuming a raise of $7,650,000, representing 50% of the maximum offering amount, the net proceeds of this Offering would be approximately $7,158,250 after subtracting (i) estimated offering costs of $344,250 to the Broker in cash commissions, (ii) $41,000 in advances to the Broker and its affiliates (against accountable expenses and fully refundable to the extent not actually incurred), (iii) $18,000 in subscription fees to Novation Securities for account maintenance, (iv) 60,000 in estimated legal fees, (v) $3,500 in estimated accounting and audit fees, (vi) $20,000 in blue sky compliance fees and expenses, and (vii) $5,000 in estimated EDGARization fees.

Assuming a fully subscribed offering, the gross proceeds will be $15,300,000 and the net proceeds of this Offering would be approximately $14,464,000 after subtracting (i) estimated offering costs of $688,500 to the Broker in cash commissions, (ii) $41,000 in advances to the Broker and its affiliates (against accountable expenses and fully refundable to the extent not actually incurred), (iii) $18,000 in subscription fees to and Novation Securities for account maintenance, (iv) $60,000 in legal fees, (v) $3,500 in estimated accounting and audit fees, (vi) $20,000 in estimated blue sky compliance fees and expenses, and (vii) $5,000 in estimated EDGARization fees.

The Company reserves the right to change the above use of proceeds.

ITEM 7.

DESCRIPTION OF BUSINESS

Overview of the Company

PowerLink Digital Partners I, Inc. was incorporated in Nevada on June 20, 2024 under the name “Kratos Mining Partners 1, Inc.” On June 21, 2024, we changed our name to Kratos Data Partners 1, Inc. On August 27, 2024, we changed our name to “PowerLink Digital Partners I, Inc.”

We are committed to transforming stranded and waste resources into sustainable energy solutions to address the rapidly growing power needs of our energy-centric economy. By harnessing innovation and environmental stewardship, we aim to reduce waste, combat climate change, and deliver renewable energy that benefits communities, businesses, and the planet.

As of the date of this Offering Circular, none of the digestors described below have been commercially deployed. All of the business plans described below are anticipatory and we cannot assure that we will materialize any of them. Additionally, we will not be able to further develop the current technological capabilities described below if we do not receive sufficient funds from this Offering. Investors should be aware that in purchasing the Shares, they are investing into a business that has yet not generated any revenue and is completely reliant on obtaining funding to continue as a going concern. Please carefully review the “Risk Factors” subsection above for material risks pertaining to our business before making an investment decision.

Our Technology and Business Plans

We are currently at an early stage of deploying our proprietary tire recycling technology, which at the end stage (assuming sufficient funding from this Offering) will exist in the form of a commercial warehouse digestor capable of breaking down waste tires into revenue-generating propane, diesel, and rubber composites. We are currently searching for commercially zoned property in Phoenix, Arizona where we can build our first commercial warehouse digestor (the “Phoenix Digestor”). We estimate that the Phoenix Digestor, complete with both a smaller and larger reactor dryer systems from GEMCO (as described below), will cost approximately $2.5 million to build (as further described below). Construction of the Phoenix Digestor is completely contingent on receiving adequate funding from this Offering. The Company will not generate revenue unless and until it is able to sell the resulting products from commercial deployment of the Phoenix Digestor to recycle waste tires.

Current Technological Capabilities

We previously developed a warehouse digestor prototype based on a hydrocarbon digestor constructed by Hy-Poly Recycling LLC (“Hy-Poly,” and such hydrocarbon digestor, the “Hy-Poly Digestor”). Hy-Poly developed the Hy-Poly Digestor based on two USPTO-issued patents (the “Patents”) (US Patent No. 7,626,062 B2 (System and Method for Recycling Plastics) and 7,892,500 B2 (Method and System for Recycling Plastics), which Patents previously assigned from their original owner to Hy-Poly. The Hy-Poly Digestor involves adding shredded waste tires to a reaction fluid and catalyst within a stationary, vertical grain tower which is the reactor. Within this reactor, contents are heated and this closed system allows for the recovery of propane, diesel, and rubber composites through the core thermo-chemical process mentioned above. We acquired the exclusive worldwide exploitation rights to practice and utilize the Hy-Poly Digestor and all Product Rights (as defined below) relating to the Hy-Poly Digestor pursuant to that certain Exclusive Licensing Agreement between Hy-Poly and the Company entered into on August 31, 2024 (the “Hy-Poly License Agreement”). As consideration for this acquisition, the Company agreed to pay Hy-Poly ongoing royalties in the amount of 5% of the Company’s net operating income, such royalty subject to a maximum of $10 million per year. If and after the Company pays more than $10 million in a year, the royalty amount will be 1% of the Company’s net operating income. These royalty payments are due within 30 days after the end of each of the Company’s fiscal quarters, beginning on January 1, 2025. Based on projected revenues, we expect to begin generating positive net operating income within thirty (30) days of commercial deployment of the Phoenix Digestor, or November of 2025. The Hy-Poly License Agreement is filed herein as Exhibit 6.2.

“Product Rights” means all rights title, and interest in and to certain inventions, technology, know-how, patents, and all intellectual property rights and rights that can be legally protected relating to the Hy-Poly Digestor.

The warehouse digestor prototype we developed was based on the Hy-Poly Digestor but included additional hardware components. After building this prototype, we conducted and concluded initial bench tests in September of 2024. These tests demonstrated that our prototype was efficacious, capable of digesting pre-shredded waste tires to produce propane, diesel, and rubber composites. After, we spoke with industry experts to develop blueprints for a commercial warehouse digestor based on this prototype, which blueprints we have since foregone. We initially expected a 12 to 18-month timeframe needed to build and commercialize this warehouse digestor.

Later, we discovered an industrial tumble vacuum dryer system currently offered by GEMCO, a New Jersey-based industrial machine company, which we believe can significantly decrease the amount of time it would take us to develop a commercialized warehouse digestor. We plan to first purchase a smaller sized tumble vacuum dryer system offered by GEMCO, which will cost approximately $600,000 (“GEMCO System”). If we adopt the GEMCO System, we will forego the aforementioned warehouse digestor prototype. The GEMCO System involves an externally heated and non-stationary reaction system, in contrast to the internally heated stationary system of our warehouse digestor prototype. As with the prototype, a catalyst is still added to the reaction system prior to tire degeneration. The GEMCO System is already manufactured and ready for installation upon delivery. In exchange for a fixed fee of $9,250 (which we anticipate will be advanced by Trend Discovery, LP, an entity of which our Chief Executive Officer and Director, William B. Hoagland, is the supermajority owner), an affiliate of GEMCO will allow us to conduct efficacy tests on the GEMCO System integrated with the low-temperature pyrolytic tire recycling process. We will conduct these efficacy tests to demonstrate that waste tires can be broken down into propane, diesel, and rubber composites. As of the date of this Offering Circular, there has been no demonstrated efficacy when the GEMCO System is integrated with the low-temperature thermochemical pyrolytic process we plan to utilize.

Future Technological Capabilities

Phoenix Digestor

If we obtain desired results from efficacy tests, and assuming we raise at least $600,000 in proceeds from this Offering, we will purchase the GEMCO System. We anticipate the GEMCO System will be delivered within one month of purchase. Following delivery, we will install the GEMCO System and use it to undergo the low-temperature pyrolytic process which breaks down shredded waste tires into propane, diesel, and rubber composites. We anticipate taking two additional months after installation to further refine the Phoenix Digestor and assess the thermo-chemical processing parameters to optimize the yield of propane, diesel, and rubber. We will conduct laboratory tests and fuel specification analyses on the diesel generated by employing the GEMCO System, which tests are not expected to cost a nominal amount. Funds for such tests will also be advanced by Trend Discovery, LP. We will undertake the above steps for refinement to yield the highest quality and volume of products so that we can demand the best prices from potential customers.

Assuming we obtain sufficient funding from this Offering in July of 2025, we expect the Phoenix Digestor to be ready for use to generate revenue-producing propane, diesel, and rubber composites in October of 2025. We also anticipate spending approximately $600,000 per year on overhead costs for operation of the Phoenix Digestor. However, we believe we can fund these overhead costs with revenue generated by selling propane, diesel, and rubber composites, which revenue we anticipate receiving shortly after beginning sales of such composites, due to their highly marketable nature. Therefore, we do not believe we need to raise sufficient proceeds for overhead costs for operating the Phoenix Digestor (in addition to $600,000 to purchase the GEMCO System) in order to commence its commercial operations. We also anticipate that should we need to make short-term payments for overhead costs prior to generating revenue, such payments can be made with funds advanced by Trend Discovery, LP. In the operation of the Phoenix Digestor, we anticipate needing to spend approximately $20,000 on the catalyst to initiate the thermochemical recycling process and de minimis fees for waste tire supplies. These small sums are already factored into the operational expense category in the “Use of Proceeds” section, but need not be raised in this Offering order to commence commercial operations of the Phoenix Digestor. As with overhead costs, funds for catalysts and waste tire supplies will also be made in the interim by Trend Discovery, LP. We plan to establish partnerships with local governments and tire manufacturers to ensure a steady supply of scrap tires for processing at the Phoenix warehouse location, and these scrap tires already have steel processed out of them. For this reason, unlike the Charleston Digestor described below, the Phoenix Digestor will only generate propane, diesel, and rubber composites and not steel.

After the Phoenix Digestor is commercially deployed, we plan to purchase a second, larger industrial tumble vacuum dryer system, the Large GEMCO System, which differs in size from the GEMCO System but is capable of the same functions, also offered by GEMCO. The Large GEMCO System will cost approximately $1.60 million and can be added to the existing Phoenix Digestor to increase tire digestor efficiency. Although we have aggregated the cost of the Large GEMCO System with the cost of the GEMCO System, and a $300,000 transformer for electricity at the Phoenix warehouse location, if needed (totaling $2.5 million) as the cost of funds allocated to constructing the Phoenix Digestor in the “Use of Proceeds” section, the Large GEMCO System is not essential to commercial operation of the Phoenix Digestor. We will not be able to commence construction of the Phoenix Digestor if we do not secure at least $600,000 from this Offering. We will not be able to purchase the Large GEMCO System and integrate it into the existing Phoenix Digestor (assuming the aforementioned transformer will be needed following such integration) if we do not secure at least $2.5 million in proceeds from this Offering.

Charleston Digestor

If we are able to commercialize the Phoenix Digestor, we will use our findings therefrom to build an improved warehouse digestor in Charleston, South Carolina (the “Charleston Digestor”) after purchasing, installing, and deploying the Large GEMCO System as part of the Phoenix Digestor. Ideally, improvements made based on the performance of the Phoenix Digestor will result in a developed Charleston Digestor yielding sellable products with greater efficiency and lower operational risks. Construction and commercialization of the Charleston Digestor is also completely contingent on securing adequate funding, both from this Offering and from external sources. We estimate that construction will cost approximately $2.85 million, $1.6 million for the Large GEMCO System and $1.25 million for a waste tire shredder. Unlike at the Phoenix location, where we anticipate being able to source waste tires from a local manufacturer, we anticipate needing a tire shredder at the Charleston warehouse location to generate starting tire material for recycling. We will not commence construction of the Charleston Digestor unless we raise the maximum aggregate Offering amount of $15,300,000.

We have yet to secure the aforementioned external sources of funding but expect that they may come in the form of government grants or loans, such as a potential USDA-backed loan, or loans from banks. We have engaged in discussions with a bank to explore a USDA-backed loan program which can support building a warehouse digestor in communities where job creation is desired. We have also engaged in discussions with ByLine Bank, which can lend up to 80% for a term commensurate with the useful life of the equipment for a warehouse digestor. To date, we have not secured any firm commitments for the USDA-backed loan program or with ByLine Bank. We expect Trend Discovery, LP and Trend Discovery II, LP, an affiliated investment fund, to be able to provide external funding to build the Charleston Digestor. As with the Phoenix Digestor, we anticipate spending approximately $600,000 per year on overhead operational costs at the South Carolina location. Additionally, as with overhead costs for the Phoenix Digestor, we believe we can fund overhead costs for the Charleston Digestor with revenue generated by selling propane, diesel, and rubber composites, which revenue we anticipate receiving shortly after beginning sales, due to the highly marketable nature of these composites. Therefore, we do not believe we need to raise sufficient proceeds for overhead costs for the Charleston Digestor to commence commercial operations. However, should there be insufficient funds to initially fund overhead costs for the Charleston Digestor while we are waiting to generate revenue at the Charleston, South Carolina warehouse location, such funds will be advanced by Trend Discovery, LP.

If we assume the receipt of $2.85 million in funding by October of 2025 (from this Offering and/or from external sources) and the raising of the Offering maximum of $15,300,000, we can purchase the Large GEMCO System foundational to the Charleston Digestor. Following purchase, we expect delivery by February of 2026. We will then install the Large GEMCO System, integrate it with the low-temperature pyrolytic process and commence commercial operations of the Charleston Digestor by March of 2026.

Containerized Digestor

We have plans to develop and commercialize a containerized tire digestor (“Containerized Digestor”) in the future. This Containerized Digestor is intended for offshore use and we have identified an individual who may serve as a business development leader to create demand from government supply chains of tire feedstock if this tire digestor is developed and commercialized. We are also in discussions with industry experts with Motorola and Rockwell regarding the design of the Containerized Digestor, but do not currently have any definitive agreements with such experts.

We estimate that this Containerized Digestor will cost $4 million to construct and will require both funding from this Offering and external sources. We expect external sources to consist of funding from our Chief Executive Officer and Director, William B. Hoagland, personally. If we raise half of the maximum amount of gross proceeds or less from this Offering ($7,650,000 or less), we will not allocate any funds towards construction of the Containerized Digestor and will rely solely on external sources of funding to construct it. If we receive enough funding, and assuming such receipt in February of 2026, we expect the Containerized Digestor will be available for use abroad in May of 2026.

Market Opportunity

The global tire recycling market is witnessing substantial growth. The North American market expanded by 9% in 2023, led by sustained new car demand throughout the year. Market size in the North American tire recycling market totaled approximately 75 million tires, compared to approximately 65 million tires in 2022. In Europe, the tire recycling market rose by 11% in 2023, with a market size of approximately 81 million in 2023 compared to approximately 71 million in 2022. There has also been a stabilization in global demand for replacement tires worldwide compared with the demand in 2022. The replacement tire market, totaling those markets in Europe, North America, South America, Asia, Africa, India, and the Middle East, was approximately 1.156 billion in 2023, compared to 1.151 billion in 2022.4

The demand for sustainable tire management methods is increasing and is driven by increased vehicle production, urbanization, and environmental regulations pushing for zero-waste and circular economies. Governments are setting ambitious goals to reduce landfill waste and encourage recycling, especially in Europe and North America. Several countries now ban landfilling tires entirely, creating an urgent demand for alternative disposal methods. Corporations have also become increasingly committed to green energy and recycling. Furthermore, diesel and propane continue to have strong demand across industrial sectors, especially because crude oil markets are increasingly volatile, which makes recovered fuels more attractive.

We believe there is currently a clear market need for efficient and sustainable tire recycling, and once commercialized, our tire recycling digestors can offer a transformative solution for turning waste into valuable resources. The growth of the recycling market, driven by regulatory and environmental pressures, aligns perfectly with our value proposition of creating low-cost, high-margin fuels and rubber composites from scrap tires. We plan to target energy producers, industrial buyers, and construction companies and in doing so, secure a profitable niche in the circular economy and deliver strong financial returns to investors. In the process we also anticipate contributing to environmental sustainability.

[4]	Michelin Results 2023. https://dgaddcosprod.blob.core.windows.net/corporate-production/attachments/clte7md3m023q13pp9xnm4rf5-20240212-cgem-results-2023-eng.pdf

We plan to address several challenges in traditional tire recycling through warehouse and containerized digestors developed in the future: (i) lower yield, (ii) sustainability, and (iii) higher costs.

(i)	Yield. We believe that the thermochemolytic process to be used in future constructed warehouse digestors can improve efficiency in fuel and material recovery compared to pyrolysis, a waste breakdown process in which waste undergoes thermochemical decomposition to yield recovered Carbon Black (rCB), recovered steel, pyrolytic oil, and pyrolytic gas. Low yield is a problem with pyrolysis. The thermal chemical process featured in anticipated warehouse digestors are expected to generate 20-40% more liquid hydrocarbons.

(ii)	Sustainability. We believe that we can contribute to circular economy goals by transforming waste into valuable resources.

(iii)	Costs. We believe that our recycling system can lower operational costs by boosting catalyst efficiency and through a scalable process.

Current forms of waste degeneration typically include pyrolysis and material recovery in the waste breakdown process. These processes tend to be energy-intensive and less efficient in fuel recovery compared to our catalyst system. We believe that, compared to these waste degeneration forms, we can generate more yield with lower operational costs based on the thermo-chemical process at the core of our technology. Further, pyrolysis and material recovery processes typically focus on rubber recovery or pyrolysis oil, whereas our catalyst system is expected to generate propane, diesel, and rubber composites and therefore more revenue streams.

We also believe our tire recycling technology will be more sustainable and will generate fewer emissions than conventional waste degeneration methods.

Competitive Landscape

Currently, we believe we have one (1) competitor in the tire recycling sector, Liberty Tire Recycling, one of the companies in the United States that repurposes tires. Liberty Tire Recycling shreds millions of scrap tires annually and converts them into rubber mulch and industrial feedstock. While public and private tire recycling services currently exist, we define “competitors” as businesses we believe have an actual commercial opportunity that is scalable. Our tire recycling approach is different from Liberty Tire Recycling’s in the following ways:

●	Technology: while Liberty Tire Recycling utilizes mechanical shredding, crumb rubber production and to a much lesser extent tire-derived fuel, which are more conventional methods for recycling and recovering fuel, our technology features a thermo-chemical process in which high-value raw materials are extracted with minimal environmental impact. Further, the catalyst we employ in this recycling process is renewable and we believe this provides further potential to continue generating sellable diesel, propane, fuel, and steel composites in an economically efficient way.

●	Market positioning: Liberty Tire Recycling operates on a large scale with nationwide collection and processing centers. By contrast, we focus on modular, scalable digestor technology that, when fully operational, can be deployed in urban and industrial settings, thereby reducing transportation costs and increasing accessibility.

Legal Proceedings

From time to time, we may be involved in legal proceedings or may be subject to other claims against us. The results of such legal proceedings and the resolution of such claims cannot be predicted with certainty; but in either case, they could have an adverse impact on our business because of defense and settlement costs, diversion of resources and other factors. We are not currently subject to any material claims against it, nor is it involved in any legal proceedings.

ITEM 8.

DESCRIPTION OF PROPERTY

We currently have access to office space and associated office space services with WeWork located at 205 West 37th Street, New York, NY 10018, through Trend Discovery Capital Management. As of the date of this Offering Circular, we do not own any real property.

ITEM 9.

MANAGEMENT’S DISCUSSION

AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section regarding “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes a number of forward-looking statements that reflect the Company management’s current views with respect to future events and financial performance. You can identify these statements by forward-looking words such as “may” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by the Company in this report and in its other reports filed with the Commission. Important factors currently known to the Company could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or any changes in the future operating results over time. The Company believes that its assumptions are based upon reasonable data derived from and known about its business and operations. No assurances are made that actual results of operations or the results of the Company’s future activities will not differ materially from its assumptions. Factors that could cause differences include, but are not limited to, expected market demand for the Company’s services, fluctuations in pricing for materials, and competition.

Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company” or “our Company” refer to PowerLink Digital Partners I, Inc. We do not currently have any subsidiaries.

Business Overview

PowerLink Digital Partners I, Inc. was incorporated in Nevada on June 20, 2024 under the name “Kratos Mining Partners 1, Inc.” On June 21, 2024, we changed our name to Kratos Data Partners 1, Inc. On August 27, 2024, we changed our name to “PowerLink Digital Partners I, Inc.”

We are committed to transforming stranded and waste resources into sustainable energy solutions to address the rapidly growing power needs of our energy-centric economy. By harnessing innovation and environmental stewardship, we aim to reduce waste, combat climate change, and deliver renewable energy that benefits communities, businesses, and the planet.

Operating Results

From Inception to December 31, 2024
Revenue	$0.00
Cost of Revenue	$0.00
Total operating expenses	$164,653.00
Other income (expenses)	$0.00
Interest expense	$0.00
Income tax	$0.00
Net Income (Loss)	$(164,653.00)
Foreign currency exchange	$0.00
Earnings per share, basic*	$(0.01)
Earnings per share, diluted*	$(0.01)

Revenue

The Company’s revenue for the period from inception to December 31, 2024 was $0.00.

Cost of Revenue

The Company’s cost of revenue for the period from inception to December 31, 2024 was $0.

Operating Expenses

The Company’s operating expenses for the period from inception to December 31, 2024 was $164,653.

Selling, general, and administrative costs

The Company’s selling, general, and administrative costs for the period from inception to December 31, 2024 was $17,161.

Professional fees

The Company’s professional fees for the period from inception to December 31, 2024 was $147,492.

Other Income and Expenses

The Company’s other income and expenses for the period from inception to December 31, 2024 was $0.

Income Tax

The Company’s income taxes for the period from inception to December 31, 2024 was $0.

Net Income

The Company’s net loss for the period from inception to December 31, 2024 was $164,653.

Total Assets

The Company’s assets for the period from inception to December 31, 2024 totaled $10,711.

Total Liabilities

The Company’s total liabilities for the period from inception to December 31, 2024 was $162,109.

Net Cash Used in Operating Activities

For the period from inception to December 31, 2024, net cash used in operating activities was $(55,906).

Net Cash Flow Used In Investing Activities

For the period from inception to December 31, 2024, net cash flow used in investing activities was $(10,640).

Net Cash Flow Provided by Financing Activities

For the period from inception to December 31, 2024, net cash flow provided by financing activities was $66,617.

Liquidity and Capital Resources

At present, the Company requires additional funding in order to implement all of its business plans. The Company is addressing its capital requirements by conducting this Offering and is in discussions with potential lenders for external funding.

As of December 31, 2024, the Company’s only commitment for capital expenditures is a monthly payment of approximately $750.00 for access to office space and associated office space services with WeWork.

Plan of Operations

If we do not receive sufficient proceeds from this Offering, we cannot commence construction of any digestor, described in this Offering Circular, nor can we generate any revenue. The plan of operations below assumes we receive adequate funds from this Offering and, as to the Charleston Digestor and Containerized Digestor, also from external sources. We are reliant on funds external to proceeds from this Offering, in the form of funds provided by Trend Discovery, LP, an investment fund our Chief Executive Officer and Director, Mr. Brad Hoagland, to execute our business plans in the six months following the date of this Offering Circular. Such funds will be provided with no additional consideration from the Company.

Phoenix Digestor

For a fixed fee of $9,250, an affiliate of GEMCO will allow us to conduct efficacy tests on the GEMCO System when integrated with the low-temperature pyrolytic tire recycling process. We expect to commence such tests in May 2025 in order to confirm that the recycling technology can generate propane, diesel, and rubber composites. If the efficacy tests with GEMCO’s affiliate are successful and we raise at least $600,000 from this Offering, we will purchase the GEMCO System. Trend Discovery, LP will advance the above fixed fee. We plan to rely on Trend Discovery, LP as an external source of funding in the six (6) months following the date of this Offering Circular in order to implement our business plans.

Assuming we are able to raise at least $600,000 in this Offering, we will purchase the GEMCO System and integrate the GEMCO System with the thermochemical tire recycling process. After delivery of the GEMCO System, which we anticipate will occur one month following the purchase, we will take two additional months to further refine the Phoenix Digestor and assess the thermo-chemical processing parameters to optimize the yield of propane, diesel, and rubber into a final commercial form. We will perform laboratory tests on the propane, diesel, and rubber composites generated and conduct fuel specification analyses on the diesel generated. These tests will allow us to further refine the Phoenix Digestor and assess the parameters which produce yields that can demand the best prices from eventual customers. We will then be able to commence operations of the Phoenix Digestor (with only the GEMCO System and not the Large GEMCO System), currently anticipated to be in October of 2025, assuming we are able to raise $600,000 in funds from this Offering by July of 2025.

We anticipate spending approximately $600,000 per year on overhead costs (lease payments, electricity, hiring of personnel, etc.) for operation of the Phoenix Digestor. We believe we can initially fund these overhead costs with funds advanced by Trend Discovery, LP. once the Phoenix Digestor is commercialized. We anticipate that shorlty after commercialization, we will be able to generate revenue due to the composites’ highly marketable nature, and anticipate paying for overhead costs with such revenue past the Phoenix Digestor’s initial commercialization stage. Therefore, we do not believe we need to raise sufficient proceeds for overhead costs for the Phoenix Digestor in order to commence commercial operations. In the operation of the Phoenix Digestor, we anticipate needing to spend approximately $20,000 on the catalyst to initiate the thermochemical recycling process and de minimis fees for waste tire supplies. These small sums are already factored into the operational expense category in the “Use of Proceeds” section, but need not be raised in this Offering order to commence commercial operations of the Phoenix Digestor. As with overhead costs, payments for catalysts and waste tire supplies can be made in the interim by Trend Discovery, LP.

We expect to begin generating positive net operating income by October of 2025.

Once we commence operations of the Phoenix Digestor, we plan to generate revenue from three sources based on the products recovered:

(i)	Propane. The propane recovered during the tire digestion process can be sold to industrial energy users and gas utility companies, presenting a lower-carbon alternative to conventional fossil fuels. Such propane is expected to generate profit margins of approximately 15-20% per ton.

(i)	Diesel. The diesel extracted from the tires is a valuable byproduct, with multiple uses in transportation and heavy machinery industries. It is especially valuable in regions with high demand for diesel in agricultural and industrial operations. We can sell the diesel to regional fuel distributors or directly to large consumers, such as agricultural firms. We expect that the diesel sold will generate profit margins of approximately 25-30% per ton.

(ii)	Rubber composites. The rubber composites recovered from our tire recycling process can be repurposed for use in construction and road materials. We expect these rubber composites to generate profit margins of approximately 35% per ton.

We plan to establish partnerships with local governments and tire manufacturers to ensure a steady supply of scrap tires for processing at the Phoenix warehouse location. At this time, we have not secured definitive agreements for such partnerships, but we do not foresee a material risk that we will be unable to secure such agreements. Therefore, we do not anticipate having to incur significant additional expenses for a tire shredder as we anticipate having to do at the Charleston warehouse location (as described below). Our target customers will be large-scale industrial users of diesel and propane and construction companies interested in rubber composites.

After the Phoenix Digestor is commercially deployed, we plan to purchase the Large GEMCO System. The Large GEMCO System will cost approximately $1.60 million and can be added to the existing Phoenix Digestor to increase tire digestor efficiency. Although we have aggregated the cost of the Large GEMCO System (together with the cost of the GEMCO System and a $300,000 transformer for electricity at the Phoenix warehouse location, if needed, $2.5 million) as the cost of funds allocated to constructing the Phoenix Digestor, the Large GEMCO System is not essential to commercial operation of the Phoenix Digestor.

The Large GEMCO System will be manufactured and delivered four (4) months after purchase. Assuming additional proceeds of $1.90 million are raised (excluding $600,000 for the GEMCO System) by October of 2025, we expect to be able to commence commercial operations of the Large GEMCO System (and thereby increase efficiency of the Phoenix Digestor altogether) two (2) weeks following delivery.

Charleston Digestor

If we are able to commercialize the Phoenix Digestor, we will use our findings therefrom to build the Charleston Digestor after purchasing, installing, and deploying the Large GEMCO System as part of the Phoenix Digestor. Ideally, improvements made based on the performance of the Phoenix Digestor will result in a developed Charleston Digestor yielding sellable products with greater efficiency and lower operational risks. Construction and commercialization of the Charleston Digestor is also completely contingent on securing adequate funding, both from this Offering and from external sources.  We estimate that construction will cost approximately $2.85 million, $1.6 million for the Large GEMCO System and $1.25 million for a waste tire shredder. Unlike at the Phoenix location, we do not expect to be able to establish partnerships with local governments and tire manufacturers for scrap tire supplies and anticipate needing a tire shredder to generate starting material for recycling. Additionally, the starting tire material at the Charleston location does not have steel already processed out, so we anticipate generating steel as a product of the recycling process at the Charleston Digestor in addition to propane, diesel, and rubber. We expect to be able to sell the steel to steel wholesalers. As to diesel, propane, and rubber, we expect large-scale industrial users of diesel and propane and construction companies interested in rubber composites to be future customers, respectively.

We will not commence construction of the Charleston Digestor unless we raise the maximum aggregate Offering amount of $15,300,000. If we assume the receipt of $2.85 million in funding by October of 2025 (from this Offering and/or from external sources) and the raising of the Offering maximum of $15,300,000, we can purchase the Large GEMCO System foundational to the Charleston Digestor. Following purchase, we expect delivery by February of 2026. We will then install the Large GEMCO System, integrate it with the low-temperature pyrolytic process and commence commercial operations of the Charleston Digestor by March of 2026.

Containerized Digestor

We have plans to develop and commercialize a Containerized Digestor in the future. This Containerized Digestor is intended for offshore use and we have identified an individual who may serve as a business development leader to create demand from government supply chains of tire feedstock if this tire digestor is developed and commercialized. We are also in discussions with industry experts with Motorola and Rockwell regarding the design of the Containerized Digestor, but do not currently have any definitive agreements with such experts.

We estimate that this Containerized Digestor will cost $4 million to construct and will require both funding from this Offering and external sources. We expect external sources to consist of funding from our Chief Executive Officer and Director, William B. Hoagland, personally. If we raise half of the maximum amount of gross proceeds or less from this Offering ($7,650,000 or less), we will not allocate any funds towards construction of the Containerized Digestor and will rely solely on external sources of funding to construct this digestor. If we receive enough funding, and assuming such receipt in February of 2026, we expect the Containerized Digestor will be available for use abroad in May of 2026.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Trend Information

The Company is currently in the process of developing its proprietary technology, and whether it generates any sales is dependent on obtaining sufficient funding from this Offering to commence the construction of a commercial warehouse digestor. The Company is not yet able to qualify any trends in production, sales or inventory and cannot do so until it has completed the construction of the Phoenix Digestor.

ITEM 10.

DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

Our Board of Directors (the “Board”), executive officers and significant employees, their positions and ages as of the date of this Offering Circular, their terms of office, and their approximate hours of work per week are as follows:

Name	Position	Age	Weekly Hours	Term of Office
William B. Hoagland	Chief Executive Officer, Treasurer, Secretary, and Director (Chairman)	42	80	Began June 2024

Executive Officers

William B. Hoagland, Chief Executive Officer, Treasurer, and Secretary

William B. Hoagland founded the Company in June 2024, at which time he began serving as its Chief Executive Officer, Treasurer, and Secretary. Mr. Hoagland has been instrumental in developing the Company’s tire recycling technology for its anticipated commercialization. Mr. Hoagland currently oversees the Company’s operations and will continue to do so with the Company’s anticipated growth.

Mr. Hoagland founded Trend Discovery Capital Management LLC (“Trend Discovery Capital”), an investment fund, in June 2011, where he currently serves as Manager. In this role, Mr. Hoagland executes the fund’s business strategies and facilitates deal flow to the fund, playing a critical part in the fund’s growth. In his current roles, Mr. Hoagland executes business strategies and facilitates transactions for the Company and the Trend Discovery investment platform, significantly contributing to their growth and development.

Mr. Hoagland served as the Chief Financial Officer of Ecoark Holdings, Inc. (“Ecoark”), a diversified holding company then focused on the retail, agriculture, food service, commercial real estate and architecture, engineering and construction end markets, from May 2019 to November 2021. In this role, Mr. Hoagland helped the company raise more than $30 million in equity capital and subsequently uplist to the Nasdaq Capital Market. Ecoark acquired Trend Discovery Holdings, LLC (“Trend Discovery Holdings”), the parent company of Trend Discovery Capital, in May 2019. In 2022, Trend Discovery Ventures, LLC1 acquired Trend Discovery Holdings, LLC from Ecoark.

Mr. Hoagland has served Trend Discovery Holdings since 2022 as Head of Corporate Development. In this role, Mr. Hoagland is responsible for formulating and executing long-term strategic growth initiatives, identifying venture capital investment opportunities in high-growth markets, establishing and managing strategic partnerships and alliances, and overseeing corporate restructurings, mergers, and acquisitions.

Prior to his roles at Ecoark, Trend Discovery Holdings, and Trend Discovery Capital Management, Mr. Hoagland spent six years as a Senior Associate at Prudential Global Investment Management (PGIM) from 2004 to 2010, working in both its New Jersey and London offices. While in London, he played a crucial role in scaling his division from a start-up to a business valued at over  two billion dollars. Mr. Hoagland has also contributed to teams within entities that subsequently became public companies, including US Silica Holdings, Inc. (NDAQ:SLCA, a company which later became private in 2024) and Engility Holdings, Inc. (NYSE:EGL).

Mr. Hoagland holds a Chartered Financial Analyst designation and earned a Bachelor of Science degree in Economics from Bucknell University.

Directors

Please see the biography of Mr. William B. Hoagland above.

Family Relationships

There are no family relationships existing between any Directors, executive officers, and significant employees named above.

Conflicts of Interest

We do not believe that there are conflicts of interest which exist by virtue of Mr. Hoagland’s working for the Company and his simultaneous roles with other companies.

[1]	Ray Ebert is the sole owner of Trend Ventures.

ITEM 11.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table indicates the annual compensation of each of the three highest-paid persons who were executive officers or members of the Board for the period from inception to the period ended September 30, 2024:

Name	Capacities in which compensation was received	Cash compensation	Other compensation	Total compensation
William B. Hoagland	N/A	$0	$0	$0

No compensation has been paid to the Company’s executive officers since inception.

We do not currently have plans to compensate our executive officers or Directors for the current fiscal year unless we raise at least $1,000,000 from this Offering, and assuming such amount is raised, the decision to compensate executive officers or Directors will be at our sole discretion and based on operational needs as to the Phoenix Digestor and any subsequent recycling digestors developed.

ITEM 12.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the information concerning the number of outstanding voting securities owned beneficially as of the date of this Offering Circular by (i) all Company executive officers and directors as a group, individually naming each director or executive officer who beneficially owns more than 10% of any class of the Company’s voting securities, and (ii) any other securityholder who beneficially owns more than 10% of any class of the Company’s voting securities.

Unless otherwise indicated, the stockholders listed below possess sole voting and investment power with respect to the shares of capital stock they own.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Amount of beneficial ownership acquirable	Percent of class(1)
Common Stock(2)	Trend Discovery, LP (3) (4)	5,300,001	0	40%
Common Stock(2)	Trend Discovery II, LP (5)(6)	7,950,001	0	60%
Series A Preferred Stock(7)	Trend Discovery, LP (3)	5,000	0	100%
Series A Preferred Stock(7)	Directors and executive officers as a group	5,000	0	100%

(1)	Percentage is rounded up to the nearest tenth digit.

(2)	Holders of Common Stock have one (1) vote per Share.

(3)	c/o 500 7th Avenue, New York, NY 10018.

(4)	William B. Hoagland is the supermajority owner of Trend Discovery, LP, owning 93.05% of the limited partnership interests in this entity.

(5)	c/o 500 7th Avenue, New York, NY 10018.

(6)	Ray Ebert has beneficial ownership over the shares held by Trend Discovery II, LP. William B. Hoagland is the managing member of Trend Discovery GP I LLC, the general partner of this entity.

(7)	Holders of Series A Preferred Stock have 10,000 votes per share. The Series A Preferred Stock shareholders must hold more than 50% of the Company’s voting power to continue to control the outcome of matters submitted to shareholders for approval and the ability for the Company to issue Series A Preferred Stock in the future.

Changes in Control

There are no present arrangements or pledges of any of our securities, equity or debt, that may result in a change in our control.

Legal and Disciplinary History of Our Executive Officers and Directors

None of our executive officers or directors have any legal or disciplinary history.

ITEM 13.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS.

On June 21, 2024, the Company issued 5,300,000 shares of Common Stock to Trend Discovery, LP, an entity in which William B. Hoagland, our Chief Executive Officer, Treasurer, Secretary, and Director, is the supermajority owner, with a 93.05% limited partnership interest. These shares were issued as consideration for services rendered by William B. Hoagland towards the Company’s acquisition of the global, exclusive right to commercialize certain of Trend Discovery, LP’s intellectual property and operationalization of the Company’s tire digestor prototype.

On December 31, 2024, the Company issued 5,000 shares of Series A Preferred Stock to Trend Discovery, LP, at par value, for a total consideration of $5.00. William B. Hoagland, our Chief Executive Officer, Treasurer, Secretary, and Director, is the supermajority owner of Trend Discovery, LP, owning 93.05% of the limited partnership interests in this entity.

ITEM 14.

SECURITIES BEING OFFERED

General

The following description summarizes important terms of the Shares. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s Articles of Incorporation and bylaws (“Bylaws”), which have been filed as exhibits to the Offering Statement. For more detailed information, please refer to these documents, which are attached to the Offering Statement as exhibits.

As of the date of this Offering Circular, the Company is authorized to issue 200,000,000 shares of capital stock in the aggregate, consisting of: (i) 190,000,000 Shares (13,250,002 of which are issued and outstanding) and (iii) 10,000,000 shares of preferred stock (of which 10,000 are designated as Series A Preferred Stock and 5,000 are issued and outstanding).

We have not paid either a cash dividend or a stock dividend; effected a recapitalization of our securities; entered into a merger; acquired any material asset, partnership, or corporation; effected a spin-off; or performed a reorganization from the date of our formation. With the exception of the contemplated acquisition of material assets, as described in this Offering Circular, no such acts or activities are being contemplated for the future.

This Offering relates to the offer and sale of up to 2,500,000 Shares by the Company.

Shares

Number Offered in the Offering. The number of Shares subject to the Offering is 2,500,000. The minimum purchase per investor in this Offering is $2,004 (334 Shares).

As of the date of this Offering Circular, 13,250,002 Shares are issued and outstanding.

Voting Rights. The holders of Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. By contrast, holders of our Series A Preferred Stock have supervoting rights, having 10,000 votes per share held.

Dividend Rights. Holders of Shares are entitled to receive, ratably with holders of the Shares, those dividends, if any, that may be declared from time to time by the Board out of legally available funds. By contrast, holders of our Series A Preferred Stock have no dividend rights, except as may be declared from time to time by the Board.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Shares would be entitled to share ratably, with holders of the Shares and Series A Preferred Stock, in the net assets legally available for distribution to holders of the Shares and Series A Preferred Stock after the payment of all of our debts and other liabilities.

Other Rights. Holders of Shares have no preemptive, conversion or subscription rights, nor do any redemption or sinking fund provisions apply to the Shares. The rights, preferences, and privileges of the holders of Shares would be subject to, and could be adversely affected by, the rights of holders of shares of a class of capital stock to be issued in the future (although the Company has no current plans to do so) or to the rights of holders of shares of a series of preferred stock. Holders of shares of Series A Preferred Stock also do not have any conversion rights.

Shares Eligible for Future Sale

As of the date of this Offering Circular, no class of our capital stock has any public market, and no such capital stock are traded on any exchange or on an over-the-counter (OTC) market or quotation service. We can provide no assurance that the Shares will ever be listed on a stock exchange or quoted on an OTC market or other quotation service. We currently do not intend to seek trading privileges at any stock exchange, OTC market or quotation service.

We cannot predict the effect, if any, that market sales of Shares, or the availability of Shares for sale, will have on their prevailing market price from time to time. Nevertheless, sales of a substantial number of the Shares, including the issuance of Shares upon the exercise of options or warrants outstanding at the time, or the perception that any such sales or issuances could take place in the public market after this Offering concludes, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

If all offered 2,500,000 Shares are sold in this Offering, 15,750,002 Shares will be outstanding. The number of Shares in the preceding sentence expected to be outstanding upon completion of this Offering assumes the sale of 2,500,000 Shares, the maximum offered for sale during the Offering.

Trading Suspensions; Administrative Actions

Neither the Company nor its officers or directors are, and at no time have any of them been, subject to any trading suspension order or any other type of administrative action or order issued by the Commission or FINRA.

LEGAL MATTERS

Certain legal matters with respect to the Shares will be passed upon by the law firm of Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The Company’s financial statements for the period from inception to December 31, 2024, included in this Offering Circular, are audited financial statements prepared by Assurance Dimensions, LLC, an independent registered public accounting firm.

PART F/S

POWERLINK DIGITAL PARTNERS I, INC

Independent Auditor’s Report

To the Shareholder of

PowerLink Digital Partners I, Inc.

We have audited the accompanying financial statements of PowerLink Digital Partners I, Inc. (the “Company”), which comprise the balance sheet as of December 31, 2024, and the related statements of operations, changes in shareholder's deficit, and cash flow for the period from June 20, 2024 (inception) to December 31, 2024 and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the related statements of operations, changes in shareholder's deficit, and cash flow for the period from June 20, 2024 (inception) to December 31, 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO:  1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA:  2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements include no assets or equity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management's plans regarding those matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Tampa, Florida

March 31, 2025

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO:  1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA:  2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

POWERLINK DIGITAL PARTNERS I, INC.

(FORMERLY KRATOS DATA PARTNERS I, INC.)

BALANCE SHEET

DECEMBER 31, 2024

DECEMBER 31,
2024
ASSETS

CURRENT ASSETS:

Cash	$71

Total current assets	71

Machinery and equipment	10,640

TOTAL ASSETS	$10,711

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
CURRENT LIABILITIES
Due to officer	$2,125
Due to related parties	64,487
Accounts payable and accrued expenses	95,497
Total current liabilities	162,109

Total Liabilities	162,109

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 5,000 shares issued and outstanding	5
Common stock, $0.001 par value, 190,000,000 shares authorized, and 13,250,002 shares issued and outstanding	13,250
Additional paid in capital	-
Accumulated deficit	(164,653)

Total stockholders’ deficit	(151,398)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$10,711

See notes to the financial statements.

POWERLINK DIGITAL PARTNERS I, INC.

(FORMERLY KRATOS DATA PARTNERS I, INC.)

STATEMENT OF OPERATIONS

FOR THE PERIOD JUNE 20, 2024 THROUGH DECEMBER 31, 2024

REVENUES	$-

COST OF REVENUES	-

GROSS PROFIT	-

OPERATING EXPENSES
Professional fees	147,492
Selling, general and administrative costs	17,161

Total operating expenses	164,653

LOSS FROM OPERATIONS BEFORE OTHER EXPENSE	(164,653)

OTHER EXPENSE
Interest expense, net	-
Total other expense	-

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(164,653)

PROVISION FOR INCOME TAXES	-

NET LOSS	$(164,653)

NET LOSS PER SHARE
Basic and diluted	$(0.01)

SHARES USED IN CALCULATION OF NET LOSS PER SHARE
Basic and diluted	13,250,002

See notes to the financial statements.

POWERLINK DIGITAL PARTNERS I, INC.

(FORMERLY KRATOS DATA PARTNERS I, INC.)

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE PERIOD JUNE 20, 2024 THROUGH DECEMBER 31, 2024

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance - June 20, 2024 (formation)	-	$-	-	$-	$-	$-	$-

Shares issued for services	-	-	13,250,002	13,250	-	-	13,250

Shares issued for cash	5,000	5	-	-	-	-	5

Net loss for the period	-	-	-	-	-	(164,653)	(164,653)

Balance - December 31, 2024	5,000	$5	13,250,002	$13,250	$-	$(164,653)	$(151,398)

See notes to the financial statements.

POWERLINK DIGITAL PARTNERS 1, INC.

(FORMERLY KRATOS DATA PARTNERS I, INC.)

STATEMENT OF CASH FLOWS

FOR THE PERIOD JUNE 20, 2024 THROUGH DECEMBER 31, 2024

DECEMBER 31,
2024
CASH FLOW FROM OPERATING ACTIVIITES
Net loss	$(164,653)
Adjustments to reconcile net loss to net cash used in operating activities
Shares issued for services	13,250

Changes in assets and liabilities
Accounts payable and accrued expenses	95,497
Total adjustments	108,747
Net cash used in operating activities	(55,906)

CASH FLOWS FROM INVESTING ACTIVITES
Purchase of machinery and equipment	(10,640)
Net cash used in investing activities	(10,640)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds received from officer	2,125
Proceeds from the sale of preferred stock	5
Proceeds from related parties	64,487
Net cash provided by financing activities	66,617

NET INCREASE IN CASH	71

CASH - BEGINNING OF PERIOD	-

CASH - END OF PERIOD	$71

CASH PAID DURING THE PERIOD FOR
Cash paid for interest expense	$-
Cash paid for income taxes	$-

See notes to the financial statements.

PowerLink Digital Partners I, Inc.

(formerly Kratos Data Partners I, Inc.)
Notes to Financial Statements

December 31, 2024

NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Kratos Mining Partners I, Inc., a Nevada Corporation (the “Company”) was formed on June 20, 2024. On June 21, 2024, the Company changed their name to Kratos Data Partners I, Inc. and issued 13,250,002 shares of common stock to their sole owner who in turn transferred these shares to Trend Discovery LP (split between Fund I and Fund II). These shares were issued for services rendered in acquiring the global, exclusive right to commercialize the intellectual property and operationalize their tire digestor.

On August 27, 2024, the Company amended their articles of incorporation to change their name to PowerLink Digital Partners I, Inc. to align with their business model.

The Company is committed to transforming stranded and waste resources into sustainable energy solutions to address the rapidly growing power needs of our energy-centric economy. By harnessing innovation and environmental stewardship, we aim to reduce waste, combat climate change, and deliver renewable energy that benefits communities, businesses, and the planet.

Our first commercial technology utilizes end-of-life tires to create energy, rubber and carbon black outputs. We plan to deploy a vessel and catalyst hardware system that digests scrap tires through a thermal-chemical process. This advanced recycling technology works by disintegrating the polymer structure of tires into usable hydrocarbon-based fuels and rubber composites. This innovation capitalizes on growing environmental concerns and increasing regulatory pressure for sustainable waste management. This process will allow the Company to generate valuable carbon offsets and attract government grants.

The technology will target industrial buyers, chemical manufacturers, and energy producers looking to reduce costs and enhance sustainability profiles. The initial prototype was operationalized in the Midwest. The prototype is currently being tested by independent engineers to increase capital and production efficiency. We are working with automation experts to build a new prototype, and the Company intends to operationalize the new prototype in Phoenix, AZ to take advantage of favorable political environment, access to a large ELT collection and processing facility in Maricopa County and lower overall operating costs.

The hardware and process is protected by two USPTO issued patents. The Company on August 31, 2024 acquired the exclusive right to commercial this technology globally from Hi-Poly Recycling LLC.

The Company will employ a vessel and catalyst system that digests scrap tires through a thermal-chemical process. This advanced recycling technology breaks down the polymer structure of the tires into usable hydrocarbon-based fuels and rubber composites.

Tires are shredded and loaded into a pressurized vessel containing a specialized catalyst that accelerates the breakdown of the tires into:

Propane: Gaseous byproduct for energy production.

Diesel: Liquid fuel for industrial use.

Rubber Composites: Residual solid materials that can be repurposed for use in construction and road materials.

PowerLink Digital Partners I, Inc.

(formerly Kratos Data Partners I, Inc.)
Notes to Financial Statements

December 31, 2024

NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Our system addresses several challenges in traditional tire recycling:

Higher yield: Improved efficiency in fuel and material recovery compared to pyrolysis.

Sustainability: Contributing to circular economy goals by transforming waste into valuable resources.

Economic benefits: Lower operational costs due to catalyst efficiency and scalable process.

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB). All adjustments considered necessary for a fair presentation have been included. These adjustments consist of normal and recurring accruals, as well as non-recurring charges.

The Company’s year-end is December 31.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These estimates include, but are not limited to, estimates of liabilities to accrue, permanent and temporary differences related to income taxes and determination of the fair value of stock issued for services.

Actual results could differ from those estimates.

Concentrations of Credit Risk and Other Risks and Uncertainties

The Company’s cash and cash equivalents are invested in federally uninsured readily available money market accounts and deposited with one financial institution in the U.S. with maturities of three months or less. At times, deposits in this institution may exceed the Federal Deposit Insurance Corporation (FDIC) or Securities Investors Protection Corporation (SIPC) limits.

However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held and of the money market funds and other entities in which these investments are made.

Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets.
Level 2:	Inputs, other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

PowerLink Digital Partners I, Inc.

(formerly Kratos Data Partners I, Inc.)
Notes to Financial Statements

December 31, 2024

NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying values of the Company’s financial instruments such as cash, accounts payable, and accrued expenses approximate their respective fair values because of the short-term nature of those financial instruments.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

●	Variable consideration

●	Constraining estimates of variable consideration

●	The existence of a significant financing component in the contract

PowerLink Digital Partners I, Inc.

(formerly Kratos Data Partners I, Inc.)
Notes to Financial Statements

December 31, 2024

NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

●	Noncash consideration

●	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The standalone selling price is the price at which the Company would sell a promised service separately to a customer. The relative selling price for each performance obligation is estimated using observable objective evidence if it is available. If observable objective evidence is not available, the Company uses its best estimate of the selling price for the promised service. In instances where the Company does not sell a service separately, establishing standalone selling price requires significant judgment. The Company estimates the standalone selling price by considering available information, prioritizing observable inputs such as historical sales, internally approved pricing guidelines and objectives, and the underlying cost of delivering the performance obligation. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

Management judgment is required when determining the following: when variable consideration is no longer probable of significant reversal (and hence can be included in revenue); whether certain revenue should be presented gross or net of certain related costs; when a promised service transfers to the customer; and the applicable method of measuring progress for services transferred to the customer over time.

The Company will recognize revenue upon satisfaction of its performance obligation either at a point in time or over time in accordance with ASC 606 for its contracts. No revenue was earned for the period from inception to December 31, 2024.

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (“EPS”) include additional dilution from common stock equivalents, such as preferred stock, stock issuable pursuant to the exercise of stock options and warrants.

Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented, so only the basic weighted average number of common shares are used in the computations.

PowerLink Digital Partners I, Inc.

(formerly Kratos Data Partners I, Inc.)
Notes to Financial Statements

December 31, 2024

NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable and Concentration of Credit Risk

The Company will consider accounts receivable, net of allowance for doubtful accounts, to be fully collectible. The allowance is based on management’s estimate of the overall collectability of accounts receivable, considering historical losses, credit insurance and economic conditions. Based on these same factors, individual accounts are charged off against the allowance when management determines those individual accounts are uncollectible. Credit extended to customers is generally uncollateralized, however credit insurance is obtained for some customers. Past-due status is based on contractual terms. No accounts receivable was recorded as of December 31, 2024.

Income Taxes

Income taxes are accounted under the asset and liability method. The current charge for income tax expense is calculated in accordance with the relevant tax regulations applicable to the entity. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Differences between statutory tax rates and effective tax rates relate to permanent tax differences. The Company has not recorded a deferred income tax asset related to its estimated NOL’s because of the uncertainty of realization. The Company has determined that any other required disclosure would be immaterial to the Company as of December 31, 2024.

Uncertain Tax Positions

The Company follows ASC 740-10 Accounting for Uncertainty in Income Taxes. This requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis.

The Company will file as of December 31, 2024 its first income tax returns in the U.S. federal tax jurisdiction and various state tax jurisdictions. The federal and state income tax returns of the Company will be subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Share-Based Compensation

The Company follows ASC 718 Compensation — Stock Compensation and has adopted ASU 2017-09 Compensation — Stock Compensation (Topic 718) Scope of Modification Accounting. The Company calculates compensation expense for all awards granted, but not yet vested, based on the grant-date fair values. The Company recognizes these compensation costs, on a pro rata basis over the requisite service period of each vesting tranche of each award for service-based grants, and as the criteria is achieved for performance-based grants.

PowerLink Digital Partners I, Inc.

(formerly Kratos Data Partners I, Inc.)
Notes to Financial Statements

December 31, 2024

NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In June 2018, the FASB issued ASU No. 2018-07 “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation — Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Non-Employees.

Recently Issued Accounting Standards

The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

In November 2023, the FASB issued Accounting Standards Update 2023-07, “Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures.” The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit and loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASC 2023-07 for the annual period ending December 31, 2024.

The Company’s Chief Executive Officer services as the CODM and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as Consumer Goods. The Company’s operations include marketing, professional fees as well as procurement expenses, all of which are managed centrally. The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

NOTE 2: GOING CONCERN

The financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company was recently formed and has yet to have any sustained operations. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent upon the results of the Company generating profitable operations in the future and/or being able to obtain the necessary financing to meet its obligations. In the event that the Company is unable to successfully raise capital and/or generate revenues, the Company will likely delay its development plan until it is able to obtain sufficient financing.

PowerLink Digital Partners I, Inc.

(formerly Kratos Data Partners I, Inc.)
Notes to Financial Statements

December 31, 2024

NOTE 3: REVENUE

Revenue will be generated from:

Propane Sales: Direct sale to energy companies and industrial users.

Diesel Sales: Distributed to regional fuel distributors or directly to large consumers like agricultural firms.

Rubber Composite Sales: Sales to construction, infrastructure, and manufacturing sectors.

There were no revenues generated since inception.

NOTE 4: MACHINERY AND EQUIPMENT

During 2024, the Company purchased $10,640 in machinery and equipment that has not been placed into service as of December 31, 2024. Upon additional funding, the Company will complete the purchase of equipment for their tire digestor plants.

NOTE 5: EQUITY

The Company was incorporated in Nevada. They authorized 10,000,000 shares of preferred stock with a par value of $0.001 per share and 190,000,000 shares of common stock with a par value of $0.001 per share.

On June 21, 2024, the Company issued 13,250,002 founders shares of common stock to their sole owner who in turn transferred these shares to Trend Discovery LP (split between Fund I and Fund II). These shares were issued at a diminimus par value for services rendered valued at $13,250 in acquiring the global, exclusive right to commercialize the intellectual property and operationalize their tire digestor.

In December 2024, the Company issued 5,000 Series A Preferred Shares to Trend Discovery LP for founders shares for cash at par value for a value of $5.

There have been no issuances of stock options, or warrants granted since inception.

Voting Rights. The holders of Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. By contrast, holders of our Series A Preferred Stock have supervoting rights, having 10,000 votes per share held.

Dividend Rights. Holders of Shares are entitled to receive, ratably with holders of the Shares, those dividends, if any, that may be declared from time to time by the Board out of legally available funds. By contrast, holders of our Series A Preferred Stock have no dividend rights, except as may be declared from time to time by the Board.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Shares would be entitled to share ratably, with holders of the Shares and Series A Preferred Stock, in the net assets legally available for distribution to holders of the Shares and Series A Preferred Stock after the payment of all of our debts and other liabilities.

Other Rights. Holders of Shares have no preemptive, conversion or subscription rights, nor do any redemption or sinking fund provisions apply to the Shares. The rights, preferences, and privileges of the holders of Shares would be subject to, and could be adversely affected by, the rights of holders of shares of a class of capital stock to be issued in the future (although the Company has no current plans to do so) or to the rights of holders of shares of a series of preferred stock. Holders of shares of Series A Preferred Stock also do not have any conversion rights.

PowerLink Digital Partners I, Inc.

(formerly Kratos Data Partners I, Inc.)
Notes to Financial Statements

December 31, 2024

NOTE 6: DUE TO RELATED PARTIES

The Company as of December 31, 2024 has an amount outstanding which is due on demand with no stated interest rate with two entities controlled by an officer of the Company for payment of operational expenses. As of December 31, 2024 the Company had an outstanding balance of $64,487 with these entities.

In addition, the Company issued 13,250,000 founders shares at par to an entity affiliated with an officer of the Company and 5,000 preferred shares for $5 to an entity affiliated with an officer.

NOTE 7: COMMITMENT – LICENSE AGREEMENT

As part of the License Agreement with Hi-Poly Recycling LLC (“Licensor”), the Company shall pay certain amounts to the Licensor through the end of the term of the patents, or until the Licensor Agreement is terminated, if earlier. The payments are equal to 5% of net operating income of the Company up to a maximum of $10,000,000 per year and are due and payable quarterly commencing with the quarter beginning January 1, 2025.

NOTE 8: INCOME TAXES

The following table summarizes the significant differences between the U.S. federal statutory tax rate and the Company’s effective tax rate for financial statement purposes for the period ended December 31, 2024.

2024
Federal income taxes at statutory rate	21.00%
State income taxes at statutory rate	-%
Change in valuation allowance	(21.00)%
Totals	0.00%

The following is a summary of the net deferred tax asset (liability) as of December 31, 2024:

As of
December 31, 2024
Deferred tax assets:
Net operating losses	$34,577
Valuation allowance	(34,577)

Net deferred tax assets/liabilities	$-

PowerLink Digital Partners I, Inc.

(formerly Kratos Data Partners I, Inc.)
Notes to Financial Statements

December 31, 2024

NOTE 8: INCOME TAXES (cont.)

The federal net operating loss at December 31, 2024 is $164,653. After consideration of all the evidence, both positive and negative, Management has recorded a full valuation allowance at December 31, 2024, due to the uncertainty of realizing the deferred income tax assets.

The Company recognizes interest and penalties, if any, for unrecognized tax benefits as part of income tax expense. For the years ended December 31, 2024, there were no interest and penalties recorded in income tax expense.

NOTE 9: SUBSEQUENT EVENTS

In accordance with ASC 855-10-50-1, the Company has evaluated subsequent events through March 31, 2025 which is the date that the financial statements were available to be issued and has concluded that no such events or transactions took place that would require disclosure herein except as stated directly below.

Items 16/17

Index to Exhibits/Description of Exhibitsa

Exhibit Number	Description
1.1*	Broker-Dealer Agreement with DealMaker Securities LLC
2.1*	Articles of Incorporation
2.2*	Certificate of Amendment filed on June 21, 2024
2.3*	Certificate of Amendment filed on August 27, 2024
2.4*	Certificate of Designation of Series A Preferred Stock filed on December 2, 2024
2.5*	Bylaws
2.6	Certificate of Amendment to Bylaws
4.1	Subscription Agreement
6.1*	WeWork Membership Agreement between Trend Discovery Capital Management LLC and 500 7th Avenue Tenant LLC
6.2*	Exclusive Licensing Agreement between Hy-Poly Recycling LLC and PowerLink Digital Partners I, Inc.
6.3	Trial Agreement between the Company and Advanced Powder Solutions dated April 25, 2025
11.1	Consent of Assurance Dimensions, LLC
12.1	Legal Opinion of Sichenzia Ross Ference Carmel LLP

*	Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Charleston, State of South Carolina, on April 29, 2025.

POWERLINK DIGITAL PARTNERS I, INC.

By:	/s/ William B. Hoagland
Name:	William B. Hoagland
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form 1-A has been signed by the following person in the capacities and on the date indicated.

/s/ William B. Hoagland
Name:	William B. Hoagland
Title:	Chief Executive Officer, Treasurer (Principal Financial Officer and Principal Accounting Officer), Secretary, and Director (Chairman)

Date:	April 29, 2025